EXECUTION COPY




                            AGREEMENT

                               AND

                PLAN OF REORGANIZATION AND MERGER

                          BY AND AMONG

                      NORTH VALLEY BANCORP,

                    NVB INTERIM NATIONAL BANK

                               AND

                    SIX RIVERS NATIONAL BANK




                         OCTOBER 3, 1999





                       TABLE OF CONTENTS

                                                             Page

Recitals                                                      -1-

1.   THE MERGER                                               -2-

     1.1. Effective Date and Time                             -2-
     1.2. Effect of the Merger                                -2-

2.   CONVERSION AND CANCELLATION OF SHARES                    -3-

     2.1. Conversion of SRNB Shares.                          -3-
     2.2  Fractional Shares                                   -4-
     2.3  Surrender of SRNB Shares                            -4-
     2.4  Further Transfers of SRNB Shares                    -5-
     2.5. Adjustments                                         -5-
     2.6  Treatment of Stock Options                          -5-
     2.7  Dissenting Shareholders                             -6-
     2.8  NVB Interim National Bank as Party                  -6-

3.   COVENANTS OF THE PARTIES                                 -6-

     3.1. Covenants of NVBancorp                              -6-
          a.   Amendment of Articles and Bylaws.              -6-
          b.   Appointment of Holding Company Directors       -6-
          c.   Amendment of NVBancorp Stock Option Plan       -7-
          d.   Reservation,   Issuance   and   Registration    of
               NVBancorp Shares                               -7-
          e.   Nasdaq Stock Market Listing                    -7-
          f.   Director and Officer Liability                 -7-
          g.   Business Combination                           -9-

     3.2. Covenants of SRNB                                   -9-
          a.   Termination of SRNB Stock Option Plan          -9-
          b.   Termination or Merger of SRNB Benefit Plans    -9-
          c.   Capital Commitments and Expenditures.          -9-
          d.   Compensation                                  -10-
          e.   Loans.                                        -10-
          f.   Certain Notices.                              -10-
          g.   Loan Review                                   -11-
          h.   Loan Provision                                -11-
          i.   No Merger or Solicitation                     -11-


     3.3. Mutual Covenants of NVBancorp and SRNB             -12-
          a.   Appointment of Executive Officers             -12-
          b.   Appointment of Bank Directors                 -12-
          c.   Executive Management Committee                -13-
          d.   Classified Board of Directors                 -13-
          e.   Approval by Shareholders                      -13-
          f.   Shareholder Lists and Other Information       -14-
          g.   Government Approvals                          -14-
          h.   Notification   of   Breach   of   Representations,
               Warranties and Covenants.                     -14-
          i.   Financial Statements                          -14-
          j.   Conduct of Business in the Ordinary Course    -15-
          k.   Press Releases                                -17-
          l.   Employee Benefit Plans                        -18-
          m.   Changes in Capital Stock; Dividends           -18-
          n.   Access   to   Properties,   Books   and   Records;
               Confidentiality                               -19-
          o.   Loan Performance                              -19-
          p.   Preparation of Joint Proxy Statement/Prospectus-20-
          q.   Rights Plans.                                 -20-

4.   REPRESENTATIONS AND WARRANTIES OF SRNB                  -20-

          a.   Corporate   Status  and  Power   to   Enter   Into
               Agreements                                    -21-
          b.   Articles, Bylaws, Books and Records           -21-
          c.   Compliance With Laws, Regulations and Decrees -21-
          d.   Capitalization                                -21-
          e.   Trademarks and Trade Names                    -22-
          f.   Financial Statements, Regulatory Reports      -22-
          g.   Tax Returns                                   -23-
          h.   Material Adverse Change                       -24-
          i.   No Undisclosed Liabilities                    -24-
          j.   Properties and Leases                         -24-
          k.   Material Contracts                            -25-
          l.   Classified Loans                              -26-
          m.   No Restrictions on Investments                -26-
          n.   Employment Benefit Plans/ERISA                -26-
          o.   Collective Bargaining and Employment Agreements-27-
          p.   Compensation of Officers and Employees        -28-
          q.   Legal Actions and Proceedings                 -28-
          r.   Execution and Delivery of the Agreement       -28-
          s.   Retention of Broker or Consultant             -29-
          t.   Insurance                                     -29-
          u.   Loan Loss Reserves                            -30-
          v.   Transactions With Affiliates                  -30-
          w.   Risk Management Instruments                   -30-
          x.   Year 2000.                                    -31-
          y.   Community Reinvestment Act Compliance         -31-
          z. Information in NVBancorp Registration Statement-31-aa. Accuracy and Effective Date of Representations and
               Warranties, Covenants and Agreements          -31-

5.   REPRESENTATIONS AND WARRANTIES OF NVBancorp             -32-

          a.   Corporate   Status  and  Power   to   Enter   Into
               Agreements                                    -32-
          b.   Articles, Bylaws, Books and Records           -32-
          c.   Compliance With Laws, Regulations and Decrees -33-
          d.   Capitalization                                -33-
          e.   Trademarks and Trade Names                    -34-
          f.   Financial Statements, Regulatory Reports      -34-
          g.   Tax Returns                                   -34-
          h.   Material Adverse Change                       -35-
          i.   No Undisclosed Liabilities                    -36-
          j.   Properties and Leases                         -36-
          k.   Material Contracts                            -37-
          l.   Classified Loans                              -37-
          m.   No Restrictions on Investments                -38-
          n.   Employment Benefit Plans/ERISA                -38-
          o.   Collective Bargaining and Employment Agreements-39-
          p.   Compensation of Officers and Employees        -39-
          q.   Legal Actions and Proceedings                 -40-
          r.   Execution and Delivery of the Agreement       -40-
          s.   Retention of Broker or Consultant             -41-
          t.   Insurance                                     -41-
          u.   Loan Loss Reserves                            -41-
          v.   Transactions With Affiliates                  -42-
          w.   Risk Management Instruments                   -42-
          x.   Year 2000                                     -42-
          y.   Community Reinvestment Act Compliance         -43-
          z. Information in NVBancorp Registration Statement-43-aa. Accuracy and Effective Date of Representations and
               Warranties, Covenants and Agreements          -43-

6.   SECURITIES ACT OF 1933; SECURITIES EXCHANGE ACT OF 1934 -44-

          a.   Preparation and Filing of Registration Statement-44-
          b.   Effectiveness of Registration Statement       -44-
          c.   Sales and Resales of Common Stock             -44-
          d.   Rule 145                                      -45-

7.   CONDITIONS TO THE OBLIGATIONS OF NVBancorp              -45-

          a.   Representations and Warranties                -45-
          b.   Compliance and Performance Under Agreement    -45-
          c.   Material Adverse Change                       -45-
          d.   Approval of Agreement                         -46-
          e.   Officer's Certificate                         -46-
          f.   Opinion of Counsel                            -46-
          g.   Absence of Proceedings                        -46-
          h.   Effectiveness of Registration Statement       -46-
          i.   Government Approvals                          -46-
          j.   Tax Opinion                                   -47-
          k.   Accountant's Comfort Letters                  -47-
          l.   Dissenting Shares                             -48-
          m.   Unaudited Financials                          -48-
          n.   Affiliate Agreements                          -48-
          o.   Closing Documents                             -48-
          p.   Consents                                      -48-
          q.   Fairness Opinion                              -49-
          r.   Accounting Treatment                          -49-
          s.   Shareholder Agreements                        -49-
          t.   Performance Tests                             -49-
          u.   Compliance with Consent Agreement             -49-

8.   CONDITIONS TO THE OBLIGATIONS OF SRNB                   -49-

          a.   Representations and Warranties                -50-
          b.   Compliance and Performance Under Agreement    -50-
          c.   Material Adverse Change                       -50-
          d.   Approval of Agreement                         -50-
          e.   Officer's Certificate                         -50-
          f.   Opinion of Counsel                            -50-
          g.   Absence of Proceedings                        -51-
          h.   Effectiveness of Registration Statement       -51-
          i.   Government Approvals                          -51-
          j.   Tax Opinion                                   -51-
          k.   Accountant's Comfort Letters                  -52-
          l.   Dissenting Shares                             -52-
          m.   Unaudited Financials                          -53-
          n.   Affiliate Agreements                          -53-
          o.   Closing Documents                             -53-
          p.   Consents                                      -53-
          q.   Fairness Opinion                              -53-
          r.   Accounting Treatment                          -53-
          s.   Shareholder Agreements                        -54-

9.   CLOSING                                                 -54-

          a.   Closing Date                                  -54-
          b.   Delivery of Documents                         -54-
          c.   Filings                                       -54-

10.  POST-CLOSING MATTERS                                    -54-

11.  EXPENSES                                                -55-

12.  AMENDMENT; TERMINATION                                  -55-

          a.   Amendment                                     -55-
          b.   Termination                                   -55-
          c.   Termination Date                              -58-
          d.   Notice                                        -58-
          e.   Effect of Termination; Liquidated Damages     -58-

13.  INDEMNIFICATION                                         -59-

     13.1.                                  By NVBancorp     -59-
     13.2.                                       By SRNB     -59-
     13.3.                                  Notification     -60-

14.  MISCELLANEOUS                                           -60-

          a.   Notices                                       -60-
          b.   Knowledge                                     -61-
          c.   Binding Agreement                             -61-
          d.   Material Adverse Effect                       -61-
          e.   Survival of Representations and Warranties    -61-
          f.   Governing Law                                 -61-
          g.   Attorneys' Fees.                              -62-
          h.   Entire Agreement; Severability                -62-
          i.   Counterparts                                  -62-

EXHIBITS

          A.   Merger Agreement

          B.   SRNB Affiliate Agreement

          C.   SRNB Shareholder Agreement

          D.   NVBancorp Affiliate Agreement

          E.   NVBancorp Shareholder Agreement

                            AGREEMENT
                               AND
                PLAN OF REORGANIZATION AND MERGER


     THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of October 3, 1999, ("Agreement"), is made and entered into by and among North Valley Bancorp, a California corporation ("NVBancorp"), NVB Interim National Bank, an interim national banking association to be formed at the direction of NVBancorp ("Interim Bank") and Six Rivers National Bank, a national banking association ("SRNB").


                           Recitals:

     A. The Boards of Directors of NVBancorp and SRNB deem it advisable and in the best interests of NVBancorp and SRNB, and their respective shareholders, that NVBancorp, Interim Bank and SRNB enter into a business combination, with the expectation that the resulting multi-bank holding company structure will combine the best elements of NVBancorp, North Valley Bank, a California state-chartered banking corporation and currently the wholly owned subsidiary of NVBancorp ("NVB"), and SRNB. Pursuant to a forward triangular merger under the authority of 12 U.S.C. 215a, SRNB shall merge with and into Interim Bank (the "Merger") and the resulting national banking association will continue with the national bank charter number of SRNB and the name "Six Rivers National Bank" as a wholly-owned subsidiary of NVBancorp.

     B. Upon organization of the Interim Bank, the Interim Bank will become a party to this Agreement by the execution and delivery of an addendum to this Agreement, in form and substance acceptable to NVBancorp, SRNB and the directors and shareholders of the Interim Bank.

     C.   This   Agreement   and  the  Merger   Agreement,
          substantially in the form attached hereto as Exhibit A and intended to be filed with the Office of the Comptroller of the Currency (the "Merger Agreement"), have been approved by the Boards of Directors of NVBancorp and SRNB, and will be approved by the directors and shareholders of the Interim Bank, and the principal terms of the Merger will be submitted for approval of the shareholders of NVBancorp and SRNB at special meetings of their respective shareholders.

     D. The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "IRC"), and the Merger shall be accounted for as a "pooling of interests."

     E. Pursuant to the Merger, each SRNB shareholder will receive, in exchange for each share of SRNB common stock ("SRNB Share" or "SRNB Shares"), the number of shares of NVBancorp common stock ("NVBancorp Share" or "NVBancorp Shares") determined in accordance with the conversion ratio as more fully set forth in this Agreement and in the Merger Agreement (the "Conversion Ratio").

     F. The Boards of Directors of NVBancorp, NVB and SRNB have determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will contribute to the furtherance of, their respective business strategies and goals.


     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:


1.   THE MERGER.


     1.1. Effective Date and Time. Subject to the terms and conditions of this Agreement, the Merger shall become effective on the date ("Effective Date") and at the time ("Effective Time of the Merger") selected by the parties after the Merger has been certified by the Office of the Comptroller of the Currency ("OCC"), an executed copy of the Merger Agreement has been filed with and accepted by the OCC, all Government Approvals have been received and satisfied and all other conditions to the Merger set forth in this Agreement have been satisfied.


     1.2. Effect of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, SRNB shall be merged with and into the Interim Bank and the resulting national banking association in the Merger (the "Resulting Bank") will continue as a wholly-owned subsidiary of NVBancorp with the national bank charter number of SRNB and the name "Six Rivers National Bank." All assets, rights, privileges, immunities, powers, franchises and interests of SRNB in and to every type of property (real, personal and mixed) and chooses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Resulting Bank by virtue of the Merger at the Effective Time of the Merger without any deed, conveyance or other transfer; the separate corporate existence of SRNB and the Interim Bank shall cease; and the Resulting Bank shall be deemed to be the same entity as each of SRNB and the Interim Bank and shall be subject to all of their duties and liabilities of every kind and description. The Resulting Bank shall be responsible and liable for all the liabilities and obligations of each of SRNB and the Interim Bank; and any claim existing or action or proceeding pending by or against SRNB or the Interim Bank may be prosecuted as if the Merger had not taken place, or the Resulting Bank may be substituted in the place of SRNB or the Interim Bank. Neither the rights of creditors nor any liens upon the property of either SRNB or the Interim Bank shall be impaired by reason of the Merger.

2.   CONVERSION AND CANCELLATION OF SHARES.


     2.1. Conversion of SRNB Shares. At the effective time of the Merger, by virtue of the Merger and without any action on the part of NVBancorp, SRNB or any holder of SRNB Shares, subject to
Section 3.1.g. hereof, each outstanding SRNB Share (other than any shares as to which dissenters' rights have been perfected as provided in Section 2.7 hereof), shall be converted into the right to receive a number of NVBancorp Shares (or fraction thereof, subject to Section 2.2 hereof) based on a conversion ratio (the "Conversion Ratio") determined as follows:

          a. If the Average Closing Price is not less than $10.00 and is not more than $12.06, the Conversion
               Ratio shall be 1.450.

          b. If the Average Closing Price is not less than $12.07 and is not more than $12.50, the Conversion
               Ratio shall be determined by dividing $17.50 by the Average Closing Price.

          c. If the Average Closing Price is more than $12.50 but is not more than $15.00, the Conversion Ratio shall be 1.400.

          d. If the Average Closing Price is less than $10.00, the provisions of Section 12.b.(xvi) hereof shall be applicable.

          e. If the Average Closing Price is greater than $15.00, the Conversion Ratio shall be determined in accordance with the following formula:

  Conversion  Ratio = $21.00 + 0.56 x (Average Closing Price minus $15.00)
                              Average Closing Price

          f. In addition to sub-paragraphs a. through e. above, if the shareholders' equity of SRNB as of the Determination Date is less than $19,000,000, then NVBancorp and SRNB shall re-calculate and modify the Conversion Ratio by reducing the Conversion Ratio determined in accordance with sub-paragraphs
               a. through e. above by 0.0P10 for each whole $100,000 amount of shortfall then existing in the shareholders' equity of SRNB. For example, if the Average Closing Price is $12.50, but the shareholders' equity of SRNB is $18,899,000, then the Conversion Ratio shall be 1.390. As used herein, "shareholders' equity of SRNB" shall be the sum of the following components as reflected on the books of SRNB: (i) common stock par value, plus (ii) additional paid in capital, plus (iii) retained earnings (or accumulated deficit), which, as of June 30, 1999, was $19,151,000.

As used herein, "Average Closing Price" means the average of the daily average of bid and ask prices of NVBancorp Shares on the Nasdaq National Market for the twenty (20) consecutive trading (business) days ending at the end of the third trading (business) day immediately preceding the Effective Time of the Merger, rounded to four decimal places (whether or not trades occurred on those days). The third business day prior to the date of the Proposed Closing Date, as defined in Section 9.a. hereof, is hereinafter called the "Determination Date."


     2.2 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of NVBancorp Shares shall be issued to holders of SRNB Shares. In lieu thereof, each such holder entitled to a fraction of a NVBancorp Share shall receive, at the time of surrender of the certificate or certificates representing such holder's SRNB Shares, an amount in cash equal to the market value per share of the NVBancorp Shares, being the closing price of NVBancorp Shares on the Nasdaq National Market on the trading (business) day immediately preceding the Effective Time of the Merger, multiplied by the fraction of an NVBancorp Share to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.


     2.3  Surrender of SRNB Shares.

          a. Prior to the Effective Date, NVBancorp shall appoint ChaseMellon Shareholder Services, L.L.C., or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to NVBancorp and SRNB, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing SRNB Shares and at and after the Effective Time of the Merger, NVBancorp shall issue and deliver to the Exchange Agent such number of certificates representing NVBancorp Shares and cash for payment of fractional shares, as shall be required to be delivered to holders of SRNB Shares pursuant to Article 2 of the Merger Agreement. As soon as practicable after the Effective Time of the Merger, each holder of SRNB Shares converted pursuant to Section 2.1, upon surrender to the Exchange Agent of one or more certificates for such SRNB Shares for cancellation, will be entitled to receive a certificate or certificates representing the number of NVBancorp Shares determined in accordance with Section 2.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 2.2.

          b. No dividends or other distributions of any kind which are declared payable to shareholders of record of the NVBancorp Shares after the Effective Date will be paid to persons entitled to receive such certificates for NVBancorp Shares until such persons surrender their certificates representing SRNB Shares. Upon surrender of such certificates representing SRNB Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the NVBancorp Shares as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

          c. If any certificate for NVBancorp Shares is to be issued in a name other than that in which the certificate for SRNB Shares surrendered in exchange therefor is registered, any transfer costs or expenses (except taxes) required by reason of the issuance of certificates for such NVBancorp Shares in a name other than the registered holder of the certificate surrendered shall be paid by the person requesting such change.

          d. All dividends or distributions, and any cash to be paid pursuant to Section 2.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing SRNB Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to NVBancorp, and after such time any holder of a certificate representing SRNB Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look, as a general creditor, only to NVBancorp for payment or delivery of such dividends or distributions or cash, as the case may be.

     2.4   Further  Transfers of SRNB Shares.  At  the  Effective
Time of the Merger, the stock transfer books of SRNB shall be closed and no transfer of SRNB Shares theretofore outstanding shall thereafter be made.

     2.5. Adjustments. If, between the date of this Agreement and the Effective Date, the outstanding shares of NVBancorp Shares or SRNB Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the number of NVBancorp Shares to be issued and delivered in the Merger in exchange for each outstanding SRNB Share shall be correspondingly adjusted.

     2.6  Treatment of Stock Options.

          a. Each person holding one or more options to purchase SRNB Shares ("SRNB Option" or "SRNB Options") pursuant to the Six Rivers National Bank Stock Option Plan, as amended to date ("SRNB Stock Option Plan") shall have the right, in his or her discretion, to either:

               (i) exercise any vested portion (including any portion vested as a result of the Merger) of the SRNB Option to acquire SRNB Shares prior to the Effective Date; or


               (ii) as of the Effective Time of the Merger, surrender the SRNB Option agreement to NVBancorp, in which event such person will be entitled to receive a substitute option ("Substitute Option") exercisable for
          (a) the number of NVBancorp Shares equal to the number of SRNB Shares for which such person held SRNB Options multiplied by the Conversion Ratio and rounded down to the nearest whole share, and (b) the exercise price for the shares subject to the SRNB Option shall be adjusted by dividing the pre-Merger exercise price for the SRNB Option by the Conversion Ratio, rounded to the nearest penny.


          b. The Substitute Options to be received in exchange for SRNB Options shall be, to the greatest extent practicable, vested to the same extent as before the Merger (including any portion vested as a result of the Merger), shall continue to vest on the same vesting schedule as provided under the original applicable SRNB Option agreement, shall be exercisable as provided in the original applicable SRNB Option agreement and shall otherwise preserve the characteristics, terms and conditions of the original SRNB Option to the greatest extent possible, subject to the requirements of law and any applicable rules and regulations of the OCC.


     2.7 Dissenting Shareholders. Any SRNB Shares held by persons who have satisfied the requirements of 12 U.S.C.
215a(b) ("Section 215a(b)") with respect to such SRNB Shares shall not be converted pursuant to this Agreement, but the holders thereof shall be entitled only to such rights as are granted them by Section 215a(b). Each dissenting shareholder who is entitled to payment of his or her SRNB Shares pursuant to
Section 215a(b) shall receive payment from NVBancorp in an amount as determined pursuant to Section 215a(b).


     2.8 NVB Interim National Bank as Party. NVBancorp and SRNB agree that, when organized and chartered by the OCC, the Interim Bank shall become a party to this Agreement by the execution and delivery of an addendum to the Agreement, in form and substance acceptable to NVBancorp, SRNB and the directors and shareholders of the Interim Bank.


3.   COVENANTS OF THE PARTIES.


     3.1. Covenants of NVBancorp. During the period from the date of this Agreement and continuing until the Effective Time of the Merger, except as expressly contemplated or permitted by this Agreement or to the extent that SRNB shall otherwise consent in writing, which consent will not be unreasonably withheld or delayed more than three (3) business days after the request for consent is delivered:


          a. Amendment of Articles and Bylaws. The Board of Directors of NVBancorp shall take all necessary corporate action, to be effective at the Effective Time of the Merger, to amend the Articles of Association and Bylaws of the Interim Bank to the extent required by applicable law or regulation and subject to any required approvals of shareholders, government agencies or regulatory authorities, to: (i) change the name of the Resulting Bank to "Six Rivers National Bank"; and (ii) provide for a range in the number of authorized directors of not less than five (5) and not more than eleven (11), and to adopt a resolution fixing the exact number of directors at eight (8) or such other number agreed to by NVBancorp and SRNB.


          b. Appointment of Holding Company Directors. Promptly after the Effective Time of the Merger, two (2) of the existing directors of SRNB (to be designated by the NVBancorp Board of Directors) shall be appointed to the NVBancorp Board of Directors. One such director shall serve as a Class II Director and the other such director shall serve as a Class III Director, under the classified Board structure contemplated by
Section 3.3.d. below.


          c. Amendment of NVBancorp Stock Option Plan. NVBancorp shall take all necessary corporate action, including any required approval of the shareholders of NVBancorp to amend its 1998 Employee Stock Incentive Plan or establish a new stock option plan (at the meeting described in Section 3.3.e hereof) and shall cause to be filed and become effective under the Securities Act of 1933, as amended (the "1933 Act"), as of the Effective Time of the Merger, a registration statement with respect to the options to be granted and shares to be issued thereunder to fulfill the obligations to grant Substitute Options to holders of SRNB Options pursuant to Section 2.6 of this Agreement.


          d.     Reservation,   Issuance  and   Registration   of
NVBancorp Shares. NVBancorp shall reserve for issuance in connection with the Merger and in accordance with the terms of this Agreement (i) a number of NVBancorp Shares sufficient to complete the exchange of NVBancorp Shares for the outstanding SRNB Shares pursuant to the Conversion Ratio and the provisions of Section 2.1 above and (ii) the maximum number of NVBancorp Shares to which the holders of Substitute Options may be entitled pursuant to Section 2.6 above at or after the Effective Time of the Merger. NVBancorp shall cause such NVBancorp Shares to be registered under the 1933 Act, as provided in Section 6 below.


          e. Nasdaq Stock Market Listing. NVBancorp shall take all necessary action to list NVBancorp's Shares with the Nasdaq Stock Market for trading on the Nasdaq National Market, to be effective as soon as practicable following the Effective Time of the Merger.


          f. Director and Officer Liability. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of SRNB ("Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of SRNB or any predecessor or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, NVBancorp and SRNB agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Date, NVBancorp shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NVBancorp; provided, however, that (1) NVBancorp shall have the right to assume the defense thereof and upon such assumption NVBancorp shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NVBancorp elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between NVBancorp and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NVBancorp, and NVBancorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) NVBancorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded; based on the advice of counsel, that in order to be adequately represented, separate counsel is necessary for such Indemnified Party, in which case, NVBancorp shall be obligated to pay for such separate counsel, (3) NVBancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) NVBancorp shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law; provided, further, that NVBancorp hereby expressly undertakes the indemnification of certain officers and directors and former officers and directors in existing matters for which indemnification is being provided by SRNB and, notwithstanding the provisions of this Section 3.1.f., such indemnification shall be on the same terms and subject to the same limitations as shall exist on the Effective Date. Any Indemnified Party wishing to claim Indemnification under this Section 3.1.f., upon learning of any such claim, action, suit, proceeding or investigation, shall notify NVBancorp thereof, provided that the failure to so notify shall not affect the obligations of NVBancorp under this
Section 3.1.f. except to the extent such failure to notify materially prejudices NVBancorp. NVBancorp's obligations under this Section 3.1.f. continue in full force and effect for a period of four (4) years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim ("Claim") asserted or made within such period shall continue until the final disposition of such Claim and provided further that NVBancorp shall have the right of setoff against any payments required to be made by NVBancorp to an Indemnified Party pursuant to this Section 3.1.f. to the extent that such
Indemnified Party shall have received the indemnification to which such Indemnified Party is entitled from an insurer under a directors' and officers' liability insurance policy maintained by SRNB or NVBancorp.

           NVBancorp, from and after the Effective Date, will directly or indirectly cause the persons who served as directors or officers of SRNB on or before the Effective Date to be covered by NVBancorp's existing directors' and officers' liability insurance policy (provided that NVBancorp may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) or so-called tail coverage obtained in connection with SRNB's directors' and officers' liability insurance policies in effect as of the Effective Date; provided that NVBancorp shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by SRNB for such insurance. Subject to the preceding sentence, such insurance coverage, shall commence on the Effective Date and will be provided for a period of no less than three (3) years after the Effective Date. From the date hereof through the Effective Date and subject to the foregoing, SRNB shall use its best efforts to arrange for tail coverage related to its then current policies of directors' and officers' liability insurance and, following the Effective Date, NVBancorp shall exercise those rights which it may have to in order to commence such coverage. In connection with any active, pending claim under an existing SRNB directors' and officers' liability insurance policy, NVBancorp will take no action that would have the effect of waiving any such claim and will not omit to take any action that is necessary to preserve such a claim.

           In the event NVBancorp or any of its successors or assigns (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of NVBancorp assume the obligations set forth in this Section 3.1.f. The provisions of this Section 3.1.f. are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.


          g. Business Combination. NVBancorp shall not solicit or accept any offer from any third party regarding a Business Combination (as defined in Section 3.2.i. below) of NVBancorp or NVB with any other entity unless such offer is expressly conditioned upon the performance by NVBancorp or the successor in interest of NVBancorp's obligations under this Agreement. In the event of such a Business Combination, the Conversion Ratio shall be 1.400.


     3.2. Covenants of SRNB. During the period from the date of this Agreement and continuing until the Effective Time of the Merger, except as expressly contemplated or permitted by this Agreement or to the extent that NVBancorp shall otherwise consent in writing, which consent will not be unreasonably withheld or delayed more than three (3) business days after the request for consent is delivered:


          a. Termination of SRNB Stock Option Plan. SRNB shall take all necessary action to cause the termination of the SRNB Stock Option Plan at the Effective Time of the Merger and the exercise or surrender (in exchange for Substitute Options) of SRNB Options outstanding thereunder.


          b. Termination or Merger of SRNB Benefit Plans. If requested by NVBancorp and subject to the mutual agreement of the parties, SRNB shall take all necessary action to cause the termination or merger of SRNB Employee Plans (as defined in Section 4.n. hereof) at the Effective Time of the Merger.


          c. Capital Commitments and Expenditures. After the execution of this Agreement, no new capital commitments shall be entered into, and no capital expenditures shall be made by SRNB in excess of Fifty Thousand Dollars ($50,000) in the aggregate, including but not limited to, creation of any new branches and acquisitions or leases of real property, except commitments or expenditures within existing operating and capital budgets heretofore furnished to and approved in writing by NVBancorp.


          d. Compensation. SRNB shall not make or approve any increase in the compensation payable or to become payable by it to any of its directors, officers, employees or agents with annual salaries in excess of Seventy-five Thousand Dollars ($75,000) (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement other than compensation related to a SRNB Employee Stock Ownership Plan contribution for 1999 which is consistent with the amount contributed for 1998), nor shall any bonus payment or any agreement or commitment to make a bonus payment be made, nor shall any stock option, warrant or other right to acquire capital stock be granted (except as provided in Section 2.6), or employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by SRNB with any such directors, officers, employees or agents unless
NVBancorp has given its prior written consent. Nothing herein shall prevent the payment to officers and employees of SRNB of regular salary increases, consistent with past practices in connection with regular salary reviews or bonuses consistent with past practices, as heretofore disclosed by SRNB to NVBancorp.


          e. Loans. SRNB shall not, without first having obtained the written consent of NVBancorp (which shall be deemed to have been given if no response is provided following written request therefor within three (3) business days of receipt of such request), cause, allow, or suffer its officers or agents to commit to any loan or renewal which does not comply in all material respects with its credit policies in effect and as disclosed and provided to NVBancorp prior to the date of this Agreement, provided, however, that all new stand-alone extensions of credit over Two Hundred Thousand Dollars ($200,000), except for conforming FHLMC and FNMA loans, shall be subject to such prior written consent. The prior written consent of NVBancorp shall be deemed waived for any new stand-alone extension of credit which is below Two Hundred Thousand Dollars ($200,000) and where such new stand-alone extension of credit is either in compliance with SRNB credit policy and the approving officer has the requisite lending authority or has (have) been approved by the SRNB loan committee or equivalent committee of the SRNB Board of Directors performing such function. SRNB shall promptly provide to NVBancorp for its review and comment relevant information concerning any proposed new stand-alone extension of credit in excess of One Hundred Thousand Dollars ($100,000).


          f.    Certain  Notices.   SRNB shall  notify  NVBancorp
promptly (but not less often than weekly) in writing upon the occurrence of any of the following:

               (i)   the  classification of  any  loan  as  "Non-
          Accrual,"  "Watch," "Other Assets Specially Mentioned,"
          "Substandard," "Doubtful" or "Loss"; or


               (ii) the filing or commencement of any legal action or other proceeding or investigation against SRNB.


          g. Loan Review. Until the Effective Date, SRNB will submit to NVBancorp upon request (but not less often than monthly) a list of loans that may reasonably be described as or are included in any of the following categories or specifications: (i) any new stand-alone extension of credit over One Hundred Thousand Dollars ($100,000), (ii) any restructured loan as defined under SFAS 15, regardless of amount, (iii) any renewal or upgrade or other change in status of an existing loan over Fifty Thousand Dollars ($50,000), and (iv) any renewal of an existing loan previously classified by management or internal policy or procedure of SRNB, or by any outside review examiner, accountant or any bank regulatory authority as "Non-Accrual," "Watch," "Other Assets Specially Mentioned," "Substandard," "Doubtful," or "Loss," or classified using categories or words with similar import, in a commitment amount over Twenty-five Thousand Dollars ($25,000) or where the aggregate debt of the borrower and its affiliates and/or related interests will exceed Twenty-five Thousand Dollars ($25,000). SRNB will provide to NVBancorp a copy of the loan approval/credit write-up and supporting information on any loan described in subsections (i),
(ii), (iii) or (iv) above at the time of delivery of such list of loans. Copies of such supporting information shall be returned to SRNB within seven (7) days of receipt.


          h. Loan Provision. SRNB shall maintain adequate reserves for loan losses. Without limiting the generality of the foregoing, each month following the date of this Agreement through the Effective Date, SRNB shall expense as a provision to its allowance for loan losses, such amount as may be required by the written loan loss policy and procedures adopted by the Board of Directors of SRNB and provided to NVBancorp prior to the date of this Agreement.


          i.   No Merger or Solicitation.


               (i)   Subject to the continuing fiduciary duty  of
          the Board of Directors of SRNB to its shareholders, prior to the Effective Time of the Merger, SRNB shall not effect or agree to effect or enter into a transaction or series of transactions with one or more third persons, groups or entities providing for the acquisition of all or a substantial part of SRNB or its subsidiaries, whether by way of merger, exchange of stock, sale of assets, or otherwise ("Business Combination"), acquire or agree to acquire any of its own capital stock or the capital stock or asset (except in a fiduciary capacity or in the Ordinary Course of Business) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them.


               (ii) Subject to the continuing fiduciary duty of the Board of Directors of SRNB to its shareholders, prior to the Effective Time of the Merger, neither SRNB nor any of its officers, directors or affiliates, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by SRNB shall
          (a) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination with any third party; or (b) disclose, directly or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group concerning SRNB's business and properties or afford any such other party access to its properties, books or records or otherwise assist or encourage any such other party in connection with the foregoing, or
          (c) furnish or cause to be furnished any information concerning its business, financial condition, operations, properties or prospects to another person, having any actual or prospective role with respect to any such Business Combination.


               (iii) SRNB shall notify NVBancorp immediately of the details of any indication of interest of any person, corporation, firm, association or group to acquire by any means a controlling interest in SRNB or engage in any Business Combination with SRNB.


               (iv) Notwithstanding anything to the contrary contained in this Agreement, in the event the Board of Directors of SRNB receives a bona fide unsolicited offer for a Business Combination of SRNB with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of the Board of Directors to its shareholders, subject to the provisions of this Agreement including, without limitation, Section 12.e.(ii) and the rights accorded NVBancorp thereunder which shall remain in effect, such duty to act or to refrain from doing any act shall be excused and such failure to act or refrain from doing any act shall not (a) constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, or (b) create any claim or cause of action asserting any liability against any member of the Board of Directors of SRNB.

     3.3. Mutual Covenants of NVBancorp and SRNB.


          a. Appointment of Executive Officers. At the Effective Time of the Merger, the following persons shall become executive officers of the Resulting Bank and shall be appointed to the positions indicated: Michael W. Martinez, Chief Executive Officer and Chief Financial Officer, Shelton Francis, Executive Vice President and Chief Credit Officer and Marjorie Plum, Executive Vice President and Branch Administrator.


          b. Appointment of Bank Directors. At the Effective Time of the Merger, all of the six (6) existing directors of SRNB, as named below, shall become members of the Board of Directors of the Resulting Bank, to serve until their successors are duly elected and qualified: William T. Kay, Jr., Dolores M. Vellutini, Kevin D. Hartwick, Warren L. Murphy, J. Michael McGowan and Michael W. Martinez. In addition, two (2) of the existing directors of NVBancorp (to be designated by the NVBancorp Board of Directors) shall also become members of the Board of Directors of the Resulting Bank at the Effective Time of the Merger.


          c. Executive Management Committee. From and after the Effective Time of the Merger, Michael W. Martinez, President and Chief Executive Officer of SRNB, shall become a member of the Executive Management Committee of NVBancorp.


          d. Classified Board of Directors. After execution hereof, the NVBancorp Board of Directors will adopt an amendment (the "Amendment") to the NVBancorp's Articles of Incorporation ("Articles") and Bylaws to provide that the NVBancorp Board of Directors shall be divided into three classes of directors, each consisting of a number of directors equal as nearly as practicable to one-third the total number of directors, for so long as such Board consists of at least nine (9) authorized directors and, in the event that the total number of authorized directors  on such Board is at least six (6) but less  than  nine
(9), for classification of the Board of Directors into two classes, each consisting of a number of directors equal as nearly as practicable to one-half the total number of directors. Pursuant to the Amendment, each class of directors would be subject to election every third year and would serve for a three-year term for so long as the Board remained classified into three classes, or would be subject to election every second year and would serve for a two-year term in the event the Board were classified into two classes. Currently, all of the directors of NVBancorp are elected each year to serve a one-year term. NVBancorp shall cause the Amendment to be submitted for the approval of its shareholders, together with the other principal terms of the Merger, as provided in Section 3.3.e. below. In connection with the approval of the Merger as provided in Section 3.3.e., SRNB shall advise its shareholders of the proposed Amendment and inform its shareholders that their approval of the Merger will constitute their consent to the Amendment. If the Merger, including the Amendment, is approved by the shareholders of NVBancorp and SRNB, the NVBancorp Board of Directors will, for purposes of initial implementation, designate three classes of directors for election at the 2000 Annual Meeting of Shareholders of NVBancorp, as follows: Class I will be elected initially for a one-year term expiring at the 2001 NVBancorp Annual Meeting of Shareholders; Class II will be elected initially for a two-year term expiring at the 2002 NVBancorp Annual Meeting of Shareholders; and Class III will be elected for a three-year term expiring at the NVBancorp Annual Meeting of Shareholders to be held in the year 2003; and, in each case, until their successors are duly elected and qualified. At each NVBancorp Annual Meeting after the 2000 Annual Meeting, only directors of the class whose term is expiring would be voted upon, and upon election each such director would serve a three-year term. Commencing with the NVBancorp Annual Meeting of Shareholders scheduled to occur in 2001, directors elected to Class I would serve for a three-year term and until their successors are duly elected and qualified, subject to any decrease in the total number of authorized directors, as described above. Subsequently, in the years 2002 and 2003, directors elected to Class II and Class III, respectively, would also be elected for a three-year term and until their successors are duly elected and qualified.


          e. Approval by Shareholders. NVBancorp and SRNB shall each cause the principal terms of the Merger to be submitted promptly for the approval of their respective shareholders at meetings to be called and held in accordance with applicable laws. Subject to continuing fiduciary duties to their shareholders, the Board of Directors of NVBancorp and the Board of Directors of SRNB, in authorizing the execution and delivery of this Agreement, unanimously recommend that the principal terms of the Merger be approved by their respective shareholders. In connection with the call of such meetings, NVBancorp and SRNB shall cause the Joint Proxy Statement/Prospectus described in
Section 6 of this Agreement to be mailed to their respective shareholders. Subject to its continuing fiduciary duty to the shareholders of NVBancorp or SRNB, as the case may be, the Board of Directors of NVBancorp and the Board of Directors of SRNB shall at all times prior to and during such meetings of their respective shareholders recommend that the principal terms of the Merger be approved and, subject to such duty, use its best efforts to cause such approvals.


          f. Shareholder Lists and Other Information. After execution hereof, each of NVBancorp and SRNB shall from time to time make available to the other party, upon request, a list of its shareholders and their addresses and such other information as the other party shall reasonably request regarding the
ownership   of   the   common  stock  of  NVBancorp   and   SRNB,
respectively.


          g. Government Approvals. Each party will use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger and the transactions contemplated pursuant to this Agreement and the Merger Agreement by the Federal Deposit Insurance Corporation (the "FDIC") under the Bank Merger Act, the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended, the OCC under the National Bank Act and other federal laws and regulations applicable to national banking associations, and (ii) all other such consents or approvals of government agencies and regulatory authorities as shall be required by law or otherwise desirable, and shall do any and all acts and things necessary or appropriate in order to cause the Merger to be consummated on the terms provided in the Merger Agreement and this Agreement as promptly as practicable. All approvals referred to in this Section 3.3.g. are hereinafter referred to as the "Government Approvals."


          h. Notification of Breach of Representations, Warranties and Covenants. Each party shall promptly give written notice to the each other party upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of that party contained or referred to in the Merger Agreement or this Agreement and shall use its best efforts to prevent the same or to remedy the same promptly.


          i.   Financial Statements.

               (v) NVBancorp and SRNB have delivered or shall deliver to each other prior to the date hereof true and correct copies of (consolidated, as applicable) statements of income, changes in shareholders' equity and, as applicable, statements of cash flows, for the six (6) months ended June 30, 1999 , and for the fiscal years ended December 31, 1998, 1997, 1996, 1995 and
          1994, and balance sheets as of the six (6) month period ended June 30, 1999, and as of December 31, 1998, 1997, 1996, 1995 and 1994. Such financial statements at December 31, 1998, 1997, 1996, 1995 and 1994 and for
          the fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994 have been or shall be audited by Deloitte & Touche LLP, as independent public accountants for NVBancorp during the relevant periods, and Deloitte & Touche LLP, as independent public accountants for SRNB during the relevant periods, and include or shall include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such financial statements and present fairly, in all material respects, the (consolidated, as applicable) financial position, results of operations and cash flows of each party at the dates indicated and for the periods then ending. The opinions of such accounting firm do not and shall not contain any qualifications.


               (vi) NVBancorp and SRNB shall provide to each other, at or prior to the Effective Date, copies of all financial statements and proxy statements issued or to be issued to its shareholders between the date of this Agreement and the Effective Date.

               (vii) NVBancorp and SRNB have delivered or shall deliver, to each other true and complete copies of its Annual Reports to Shareholders for the years ended December 31, 1999, 1998, 1997, 1996, 1995 and
          1994, all periodic reports required to be filed by it pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") or
          Section 12(i) of the 1934 Act since December 31, 1993, all proxy statements and other written material furnished to its shareholders since December 31, 1993, and all other material reports, including call reports, relating to NVBancorp, NVB and SRNB filed by NVBancorp, NVB and SRNB with the FDIC, the California Department of Financial Institutions, FRB, or OCC during 1994 through the Effective Date. As of their respective filing dates, each of the documents described in the preceding  sentence  complied or shall  comply  in  all
          material respects with all legal and regulatory requirements applicable thereto.


          j. Conduct of Business in the Ordinary Course. Prior to the Effective Time of the Merger:


                  (i) NVBancorp and SRNB shall conduct their businesses (including the businesses of their subsidiaries) in the ordinary course as heretofore conducted. For purposes of this Agreement, the "Ordinary Course of Business" of each party shall consist of the banking and related businesses as presently conducted by it and its subsidiaries in compliance with customary safe and sound banking practices and applicable laws and regulations. Unless a party has given its previous written consent (which shall not be unreasonably withheld and shall be deemed to have been given if no response is provided following written request therefor within three (3) business days of receipt of such request) to any act or omission to the contrary, each party shall, and shall cause its subsidiaries to, until the Effective Date:


                    (a)    preserve  its  business  and  business
               organizations intact;


                    (b) preserve the good will of customers and others having business relations with it and take no action that would impair the benefit to each party of the goodwill of it or the other benefits of the Merger;

                    (c) consult with each party as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;


                    (d)   maintain  its properties  in  customary
               repair, working order and condition (reasonable wear and tear excepted);


                    (e)   comply  with all laws, regulations  and
               decrees applicable to
               the conduct of its business;


                    (f) use its best efforts to keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;


                    (g) use its reasonable best commercial efforts to keep available the services of its present officers and employees (it being understood that each party shall have the right to terminate the employment of any of its officers or employees in accordance with its established employment procedures);


                    (h)  comply with all orders of and agreements
               or memoranda of understanding with respect to it made by or with, the FDIC, FRB, OCC, or any other government agency or regulatory authority of competent jurisdiction, and promptly forward to each party all communications received from any such agency or authority that are not prohibited by such agency or authority from being so disclosed and inform each party of any material restrictions imposed by any government agency or regulatory authority on its business;


                    (i) file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

                    (j) conduct an environmental audit prior to foreclosure on any property concerning which it has knowledge, or should have knowledge, that asbestos or asbestos-containing material, PCB's or PCB-contaminated materials, any petroleum product, or hazardous substance or waste (as defined under any applicable environmental laws) was or is present, manufactured, recycled, reclaimed, released, stored, treated, or disposed of, and provide the results of such audit to and consult with each party regarding the significance of the audit prior to the foreclosure on any such property;

                    (k) not sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets except in the Ordinary Course of Business, for adequate value, without recourse and consistent with its customary practice;


                    (l)   not take any action with respect to its
               investments or risk management arrangements which are inconsistent with the policies established by its Board of Directors;


                    (m)   not take any action to create, relocate
               or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity; and


                    (n) not settle or otherwise take any action to release or reduce any of its rights with respect to any litigation involving a claim of more than Twenty-five Thousand Dollars ($25,000) in which it is a party.


          k. Press Releases. No party shall issue any press release or written statement for general circulation relating to the Merger, this Agreement or the Merger Agreement unless previously provided to each party for review and approval (which approval will not be unreasonably withheld or delayed) and each party shall cooperate with each other party in the development and distribution of all news releases and other public information disclosures with respect to the Merger, this Agreement or the Merger Agreement; provided that a party may, without the consent of each other party, make any disclosure with regard to the Merger, this Agreement or the Merger Agreement that it determines with advice of counsel is required under any applicable law or regulation.


          l. Employee Benefit Plans. The parties agree that the employee benefit plans of SRNB shall be terminated, frozen, modified or merged into the employee benefit plans of NVBancorp on or after the Effective Date in accordance with applicable laws and regulations and the provisions of the IRC, as determined by mutual agreement of the parties or by NVBancorp. On the Effective Date, SRNB employees that become employees of NVBancorp or NVB will commence participation in NVBancorp's employee benefit plans in accordance with the terms and conditions provided under such plans; provided, however, that each employee of SRNB who becomes an employee of NVBancorp or NVB or the national bank resulting from the merger of SRNB with and into the Interim Bank ("Transferred Employee") shall receive credit for his or her years of service with SRNB for purposes of eligibility and vesting under NVBancorp's employee benefit plans; provided, further, that each Transferred Employee who elects coverage under NVBancorp's health plan within thirty (30) days after coverage is extended to him or her shall not be subject to any pre-existing condition limitation under such health plan; provided, further that for a period of twelve (12) months following the Effective Date, each Transferred Employee shall continue to be entitled to the benefits of the SRNB severance policy in effect as of the date of this Agreement.


          m. Changes in Capital Stock; Dividends. On or after the date hereof and at or prior to the Effective Time of the Merger, except with the prior written consent of each other party or as otherwise provided in this Agreement and the Merger
Agreement:


                (i) No party shall amend its Articles of Incorporation or Association or Bylaws or the Articles of Incorporation or Bylaws of its subsidiary; make any change in their respective authorized, issued or outstanding capital stock or any other equity security; issue, grant, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity), shares of or securities convertible into, capital stock or other equity securities of their respective companies, or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option relating to or right to acquire shares of their capital stock or other equity security; or agree to do any of the foregoing, except as expressly provided herein. Nothing herein shall prohibit the issuance of shares upon exercise of options granted under the NVBancorp 1989 Director Stock Option Plan, the NVBancorp 1998 Employee Stock Incentive Plan or the NVBancorp 1999 Director Stock Option Plan or the SRNB Stock Option Plan and outstanding at the time this Agreement is executed; and


               (ii) Neither NVBancorp nor SRNB shall declare, set aside or pay any dividend or other distribution in
          respect   of  its  common  stock  (including,   without
          limitation, any stock dividend or distribution) other than regular quarterly or semi-annual cash dividends on its common stock in amounts substantially equivalent to cash dividends paid in the two (2) years prior to the date hereof (it being understood that declaration of a quarterly or semi-annual cash dividend equal to the most recent previous quarterly or semi-annual cash dividend will be deemed to meet this standard).


          n. Access to Properties, Books and Records; Confidentiality. Prior to the Effective Time of the Merger, each party shall give each other party and its counsel, independent accountants and agents, full access during normal business hours and upon reasonable request, to all of its properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings tax settlement letters, material contracts or commitments, regulatory examinations and correspondences (but excluding any documents or materials subject to the attorney-client privilege or related to consideration of the Merger), and shall allow each other party to make copies of such materials (excluding regulatory examinations and correspondence to the extent prohibited by applicable law or regulation) and shall furnish each other party with all such information concerning its affairs as each other party may reasonably request. Each party shall also use its best efforts to cause its independent accountants to make available to each other party, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, such independent accountants' work papers and documentation relating to its work papers and its audits of the books and records of each party. The availability or actual delivery of such information about a party shall not affect the covenants, representations and warranties of any party contained in this Agreement and in the Merger Agreement. Each party shall use its best efforts to cause its officers, directors, employees, auditors, independent accountants and attorneys to cooperate with each other party in its reasonable requests for information.
Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by each other party as each other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any government agency or regulatory authority, or by generally accepted accounting principles. The foregoing confidentiality obligations shall not apply in respect of any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted. Notwithstanding the foregoing, the parties agree to comply with the terms and provisions of that certain Confidentiality Agreement entered into between the parties dated June 22, 1999, and any inconsistency between the terms and provisions of that Confidentiality Agreement and the foregoing provisions shall be resolved in favor of the terms and provisions contained in the Confidentiality Agreement.


          o. Loan Performance. From and after the date of this Agreement until the Effective Date, each party will provide to the other the following reports for each such month concurrent with the distribution of the monthly board report materials for the respective Boards of Directors of NVBancorp, NVB and SRNB:

               (i) a status report on all loans classified as other assets specially mentioned, special mention, substandard, doubtful or loss;


               (ii) past due reports by loan;


               (iii) non-accrual reports by loan;


               (iv) loss reports by loan;

               (v)  restructured loans reports; and

               (vi) quarterly  call  reports  submitted  to
                    regulators during such month, if any.


          p. Preparation of Joint Proxy Statement/Prospectus. SRNB shall cooperate with NVBancorp in the preparation pursuant to Section 6 hereof of a joint proxy statement and prospectus of NVBancorp and SRNB to be sent to the shareholders of NVBancorp and SRNB (the proxy materials and prospectus, together with any amendments or supplements thereto, being herein referred to as the "Joint Proxy Statement/Prospectus").


          q. Rights Plans. Prior to the date of this Agreement, each of NVBancorp and SRNB has adopted a rights plan with respect to its common stock and each has entered into a shareholder rights agreement. NVBancorp and SRNB agree to cooperate and take any and all action necessary or desirable from time to time until the Effective Time of the Merger, including the execution of an amendment to either or both of such shareholder rights agreements, in order to ensure that no shareholder rights will "flip-in" as a result of the execution and delivery of this Agreement or the Merger or any of the transactions described herein.


4.   REPRESENTATIONS AND WARRANTIES OF SRNB.


     SRNB represents and warrants to NVBancorp that, except as set forth on a schedule (the "SRNB Disclosure Schedule") to be delivered to NVBancorp within ten (10) business days after the execution and delivery of this Agreement, corresponding in number with the applicable section of this Agreement:


          a. Corporate Status and Power to Enter Into Agreements. (i) SRNB is a national banking association, organized and existing under the laws of the United States of America, (ii) subject to obtaining the Government Approvals and approval of the principal terms of the Merger by the SRNB shareholders, SRNB has all necessary corporate power to enter into this Agreement and the Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) SRNB holds a currently valid national bank charter, issued by the OCC to engage in the commercial banking business with offices in the State of California at the locations at which it is licensed and currently conducts business, and (iv) except for the Consent Order dated April 12, 1999 (the "Consent Agreement") between SRNB and the OCC and as set forth in the SRNB Disclosure Schedule, SRNB is not subject to any directive, resolution, memorandum of understanding or order of the FDIC, FRB, OCC or any other regulatory authority having jurisdiction over its business or any of its assets or properties. SRNB is in substantial compliance in all material respects with its obligations under the Consent Agreement. Neither the scope of the business of SRNB nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California. SRNB's deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation.


          b. Articles, Bylaws, Books and Records. The copies of the Articles of Association and Bylaws of SRNB heretofore delivered to NVBancorp are complete and accurate copies thereof as in effect on the date hereof. The minute books of SRNB made available to NVBancorp contain a complete and accurate record of all meetings of SRNB's Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of SRNB fairly reflect the material transactions to which SRNB is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained.


          c. Compliance With Laws, Regulations and Decrees. SRNB (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) to its knowledge, has complied in all material respects with, and is not in material default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank
Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of SRNB or is not likely to otherwise have a material adverse effect on SRNB, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be filed, and (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all government and regulatory authorities which are necessary to the business and operations of SRNB as now being conducted.


          d. Capitalization. As of the date of this Agreement, the authorized capital stock of SRNB consists of 10,000,000 shares of SRNB common stock, par value $5.00 per share, of which 1,476,128 shares are duly authorized, validly issued, fully paid and nonassessable and currently outstanding. Said capital stock has been offered, sold and issued in compliance with all applicable securities laws. As of the date of this Agreement, there are outstanding options to purchase 100,387 shares of SRNB common stock, at a weighted average exercise price of $12.47 per share, issued pursuant to the SRNB Stock Option Plan. Said options were issued and, upon issuance in accordance with the terms of the outstanding options, said shares shall be issued, in compliance with all applicable securities laws. Otherwise, other than rights under the SRNB Rights Agreement dated as of October 1, 1998, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate SRNB to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any SRNB common stock or any other equity security of SRNB, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of SRNB common stock or any other equity security of SRNB. The outstanding common stock of SRNB is registered with the Securities and Exchange Commission
(the "Commission") pursuant to Section 12(g) of the 1934 Act. Except as collateral for outstanding loans held in its loan portfolio, directly or indirectly, any equity interest in any bank, corporation or other entity.


          e. Trademarks and Trade Names. To the best of its knowledge, SRNB (i) owns and has the exclusive right to use all trademarks, trade names, patents, copyrights, service marks, trade secrets, or other intellectual property rights (collectively, "Intellectual Property Rights") used in or necessary for the conduct of its business as now or heretofore conducted; and (ii) its not infringing upon the Intellectual Property Rights of any other person or entity. No claim is pending or threatened by any person or entity against or otherwise affecting the use by SRNB of any Intellectual Property Rights and, to the best of its knowledge, there is no valid basis for any such claim.


          f. Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to NVBancorp as required by Section 3.3(i) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify contrary information as of any earlier date. SRNB has filed all material documents and reports required to be filed by them with the OCC and any other government agency or regulatory authority having jurisdiction over its business, assets or properties. All such reports conform in all material respects with the requirements promulgated by such government agencies and regulatory authorities. All compliance or corrective action relating to SRNB required by government agencies and regulatory authorities having jurisdiction over SRNB has been taken. Except as disclosed in such statements, reports or documents, SRNB have not received any notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory authority or the staff thereof (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (ii) threatening to revoke any license, franchise, permit or government authorization. SRNB has paid all assessments made or imposed by any government agency. SRNB has delivered to NVBancorp copies of all annual management letters and opinions, and has made available to NVBancorp for inspection all reviews, correspondence and other documents in the files of SRNB prepared by certified public accountants engaged by SRNB and delivered to SRNB since December 31, 1994. The financial records of SRNB have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by SRNB in the operation of its business to generate and retrieve its financial records are adequate for the current needs of SRNB.


          g.   Tax Returns.


                  (i)     SRNB  has  timely  filed  all  federal,
          state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by SRNB, and each such return, report or other information was, when filed, complete and accurate in all material respects. SRNB has paid all taxes, fees and other government charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed to NVBancorp. SRNB has not been requested to give nor has it given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against SRNB for any alleged deficiency in the payment of any taxes, and SRNB does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of applicable provisions of the California Constitution, of any real property owned in whole or in part by SRNB or to the best of SRNB's knowledge, of any real property leased by SRNB.


                  (ii) SRNB has heretofore delivered to NVBancorp copies of all its tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994.


               (iii)      No  consent has been filed relating  to
          SRNB pursuant to Section 341(f) of the IRC.


          h. Material Adverse Change. Except as heretofore disclosed in writing by SRNB to NVBancorp, since June 30, 1999, there has been (i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of SRNB (whether or not in the Ordinary Course of Business), (ii) no change in any of the assets, licenses, permits or franchises of SRNB that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause
(h)(i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of SRNB, except in the Ordinary Course of Business; and (v) no disposition by SRNB of one or more assets that, individually or in the aggregate, are material to SRNB, except sales of assets in the Ordinary Course of Business.


          i. No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited balance sheets of SRNB as of June 30, 1999, SRNB has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by SRNB entitles the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by SRNB, to cause SRNB to repurchase such loan or other asset or to pursue any other form of recourse against SRNB. SRNB has not knowingly made or shall make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the SRNB Shares has been declared, set aside or paid, nor have any of the SRNB Shares been purchased, redeemed or otherwise acquired, directly or indirectly, by SRNB since December 31, 1996.


          j.   Properties and Leases.


                (i) SRNB has good and marketable title, free  and
          clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title, free and clear of all liens and encumbrances, to all other property and assets, tangible and intangible, reflected in the SRNB balance sheet as of June 30, 1999 (except property held as lessee under leases disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since June 30, 1999, in the Ordinary Course of Business), except for (a) liens for taxes or assessments not delinquent, (b) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the SRNB balance sheet as of June 30, 1999, or as currently shown on the books and records of SRNB and which do not interfere with or impair its present and continued use, or (c) exceptions disclosed in title reports and preliminary title reports, copies of which have been provided to NVBancorp. To the knowledge of SRNB, all tangible properties of SRNB conform in all material respects with all applicable ordinances, regulations and zoning laws. All tangible properties of SRNB are in a good state of maintenance and repair and are adequate for the current business of SRNB. No properties of SRNB, and, to the best of SRNB's knowledge, no properties in which SRNB holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To the best of its knowledge, SRNB does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any real property not owned or leased by SRNB and held as security for a loan or in which SRNB otherwise has an interest, SRNB has not controlled, directed or participated in the operation or management of any such real property or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such real property under applicable environmental laws.


                (ii) All properties held by SRNB under leases are held under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of SRNB, and SRNB enjoys quiet and peaceful possession of such leased property. SRNB is not in material default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.


                (iii) Except as disclosed to NVBancorp in writing, all of SRNB's rights and obligations under the leases referred to in Section 4(j)(ii) above do not require the consent of any other party to the transaction contemplated by this Agreement and the Merger Agreement. Where required, SRNB shall obtain, prior to the Effective Date, the consent of such parties to such transaction.


          k. Material Contracts. Except as disclosed in the SRNB Disclosure Schedule and excluding loans, lines of credit, loan commitments or letters of credit to which SRNB is a party, SRNB is not a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to SRNB of more than Twenty-five Thousand Dollars ($25,000) and which is made for a fixed period expiring more than one year from the date hereof, and SRNB is not a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to NVBancorp pursuant to this Section 4(k) is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto.

          l. Classified Loans. Except as disclosed in the SRNB Disclosure Schedule, there are no loans presently owned by SRNB that have been classified by SRNB management or SRNB internal policy or procedure, any outside review examiner, accountant or any bank regulatory authority as "Non-Accrual," "Watch," "Other Assets Specially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import and all loans or portions thereof so classified shall have been reserved to the extent required. SRNB regularly review and appropriately classify their loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of SRNB are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed in the SRNB Disclosure Schedule or reserved for in the unaudited balance sheet of SRNB as of June 30, 1999, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. SRNB does not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of SRNB.


          m. No Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business and securities classified as "held-to-maturity" as defined under SFAS No. 115, none of the investments reflected in the SRNB balance sheet as of June 30, 1999, and none of the investments made by SRNB since June 30, 1999, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of SRNB to freely dispose of such investment at any time.

          n.   Employment Benefit Plans/ERISA.

                   (i) SRNB has provided to NVBancorp an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefit, disability and other fringe benefit plans, trust agreements, arrangements and commitments of SRNB (including but not limited to any such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible) (collectively, "Employee Plans"), if any, together with copies of all such Employee Plans that are documented and any and all contracts of employment, and has made available to NVBancorp any Board of Directors' minutes (or committee minutes) authorizing, approving or guaranteeing such Employee Plans and contracts; and


                 (ii) All contributions, premiums or other payments due from SRNB to (or under) any Employee Plans have been fully paid or adequately provided for on SRNB's audited financial statements for the year ended December 31, 1998 or unaudited financial statements for the six (6) months ended June 30, 1999. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis; and


               (iii)       SRNB  has  disclosed  in  writing   to
          NVBancorp the names of each director, officer and employee of SRNB; and


                 (iv) The Employee Plans have been administered where required in substantial compliance with ERISA, the IRC and the terms of such Employee Plans, and there is no pending or threatened litigation relating to any such Employee Plan; and


                   (v) SRNB has not offered in the past health benefits for retired employees and has no intention to offer any additional health or other benefits for retired employees; and


               (vi) Each Employee Plan is in full force and effect, and neither SRNB nor any other party thereto is in material default under any of them, and there have been no claims of default and there are no facts or conditions which if continued, or on notice, will result in a material default under any Employee Plans; and


               (vii) SRNB has provided to NVBancorp a list of all agreements or other understandings pursuant to which the consummation of the transactions contemplated hereby will (a) entitle any current or former employee or officer of SRNB to severance pay, unemployment compensation or any other payment, or (b) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.


          o. Collective Bargaining and Employment Agreements. Except as provided in this Agreement or as previously disclosed to NVBancorp and NVB in writing, SRNB does not have any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by SRNB without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between SRNB and any current or former employees, and to the best of SRNB's knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.


          p. Compensation of Officers and Employees. Except as disclosed in the SRNB Disclosure Schedule, (i) no officer or employee of SRNB is receiving aggregate direct remuneration at a rate exceeding Seventy-five Thousand Dollars ($75,000) per annum, and (ii) the consummation of the transactions contemplated by this Agreement and the Merger Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from SRNB or NVBancorp to any employee of SRNB.


          q. Legal Actions and Proceedings. Except as disclosed in the SRNB Disclosure Schedule, SRNB is not a party to, or so far as known to it, threatened with, and to SRNB's knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and SRNB is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by SRNB of any amount in excess of Twenty-five Thousand Dollars ($25,000), unless an insurer has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by SRNB of a monetary amount, which could have a material adverse effect on SRNB or its business or property or the transactions contemplated hereby. SRNB has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any federal or state human relations commission or agency. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of SRNB, threatened against SRNB.


          r.   Execution and Delivery of the Agreement.


               (i)        The  execution  and  delivery  of  this
          Agreement and the Merger Agreement have been duly authorized by the Board of Directors of SRNB and, when the principal terms of the Merger, this Agreement and the  Merger  Agreement have been duly approved  by  the
          affirmative vote of the holders of two-thirds of the outstanding SRNB Shares at a meeting of shareholders duly called and held, the Merger, this Agreement and the Merger Agreement will be duly and validly authorized by all necessary corporate action on the part of SRNB.


               (ii) This Agreement has been duly executed and delivered by SRNB and (assuming due execution and delivery by NVBancorp) constitutes, and the Merger Agreement, upon its execution and delivery by SRNB (and assuming due execution and delivery by NVBancorp) will constitute, a legal and binding obligation of SRNB in accordance with its terms.


               (iii) The execution and delivery by SRNB of this Agreement and the Merger Agreement and the consummation of the transactions herein and therein contemplated (a) do not violate any provision of the Articles of Association or Bylaws of SRNB, or violate in any material respect any provision of federal or state law or any government rule or regulation (assuming (1) receipt of the Government Approvals, (2) receipt of the requisite SRNB shareholder approval referred to in Section 4(r)(i) hereof, (3) due registration of the NVBancorp Shares under the 1933 Act, and (4) receipt of appropriate permits or approvals under state securities or "blue sky" laws), and (b) do not require any consent of any person under, conflict in any material respect with or result in a material breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which SRNB is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which SRNB is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of SRNB.


          s. Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan reviewers and accounting advisors) has been retained by SRNB or is entitled to be paid based upon any agreements, arrangements or understandings made by SRNB in connection with any of the transactions contemplated by this Agreement or the Merger Agreement, except that SRNB has engaged the firm of Hoefer & Arnett, Inc. to provide consulting services to SRNB, including an opinion regarding the fairness of the consideration to be received by SRNB shareholders in the Merger. SRNB has provided NVBancorp with a true and accurate copy of its agreement(s) with Hoefer & Arnett, Inc.

          t. Insurance. SRNB is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks, and all of the insurance policies and bonds maintained by SRNB are in full force and effect, SRNB is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of SRNB, such insurance coverage is adequate for SRNB. Since December 31, 1998, there has not been any damage to, destruction of, or loss of any assets of SRNB not covered by insurance that could have a material adverse effect on the business, financial condition, properties, assets or results of operations of SRNB.


          u. Loan Loss Reserves. The allowance for loan losses in the SRNB balance sheets dated December 31, 1998, June 30, 1999, and as of the Determination Date are and will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries. SRNB has disclosed to NVBancorp in writing prior to the date hereof, and will promptly inform NVBancorp of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of SRNB, that have been classified as of the date hereof or hereafter by SRNB management or SRNB internal policy or procedure, any outside review examiner, accountant or any bank regulatory authority as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). Notwithstanding the above, SRNB shall be under no obligation to disclose to NVBancorp any such classification by any bank regulatory authority where such disclosure would violate any obligation of confidentiality of SRNB imposed by such bank regulatory authority. SRNB has furnished and will continue to furnish to NVBancorp true and accurate information concerning the loan portfolio of SRNB, and no material information with respect to the loan portfolio has been or will be withheld from NVBancorp.


          v. Transactions With Affiliates. Except in the Ordinary Course of Business, SRNB has not extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of SRNB, or to any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under the 1933 Act. SRNB has not entered into any other transactions with the employees or directors of SRNB or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to NVBancorp. Any such transactions have been on terms no less favorable to SRNB than those which would prevail in an arms-length transaction with an independent third party. SRNB has not violated any applicable regulation of any government agency or regulatory authority having jurisdiction over SRNB in connection with any such transactions described in this subsection


          w. Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SRNB's own account (all of which are listed on the SRNB Disclosure Schedule), if any, were entered into in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of SRNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither SRNB, nor to SRNB's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.


          x. Year 2000. To the knowledge of SRNB, the mission critical computer software operated by SRNB is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. To the knowledge of SRNB, the costs of adaptations referred to in this clause will not have a material adverse effect with respect to the business and operations of SRNB. SRNB has not received, and does not reasonably expect to receive, any deficiency notice from any federal banking authority. SRNB has previously disclosed to NVBancorp a complete and accurate copy of its plan, including an estimate of anticipated associated costs, for addressing the issues set forth in all Federal Financial Institutions Examination Council Interagency Statements as such issues affect SRNB. Between the date of this Agreement and the Effective Time, SRNB shall use commercially reasonable and practicable efforts to implement such plan.


          y. Community Reinvestment Act Compliance. SRNB is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, the "CRA") and has received a CRA rating of "satisfactory" from the OCC in its most recent examination, and SRNB has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in SRNB failing to be in substantial compliance with such provisions or having its current rating lowered.


          z. Information in NVBancorp Registration Statement. The information pertaining to SRNB which has been or will be furnished to NVBancorp for or on behalf of SRNB for inclusion in the NVBancorp Registration Statement and the Joint Proxy Statement/Prospectus, or in the applications to be filed to obtain the Government Approvals (the "Applications"), does not and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify contrary information as of an earlier date. All financial statements of SRNB included in the NVBancorp Registration Statement and the Joint Proxy Statement/Prospectus, or the Applications, will present fairly the financial condition and results of operations of SRNB at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. SRNB shall promptly advise NVBancorp in writing if prior to the Effective Time of the Merger SRNB shall obtain knowledge of any facts that would make it necessary to amend or supplement the NVBancorp Registration Statement, the Joint Proxy Statement/Prospectus or any Application, in order to make the statements therein not misleading or to comply with applicable law or regulation.


          aa. Accuracy and Effective Date of Representations and Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of SRNB set forth in this Agreement shall be deemed to be made on and as of the date hereof (except to the extent that a representation or warranty is qualified as set forth in a Schedule corresponding in number with the applicable section of such representation or warranty and delivered on or before the Document Delivery Date, and upon such delivery it shall be deemed made on and as of the date of delivery), the Closing Date and the Effective Time of the Merger. No representation or warranty by SRNB, and no statement by SRNB in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to NVBancorp.


5.   REPRESENTATIONS AND WARRANTIES OF NVBancorp.


     In the following representations and warranties, all references to assets, liabilities, properties, rights, obligations, financial condition, operations, knowledge, information and other characteristics of NVBancorp shall be deemed to include reference to those characteristics of NVBancorp on a consolidated basis, except as the context otherwise indicates or requires. NVBancorp represents and warrants to SRNB that, except as set forth on a schedule (the "NVBancorp Disclosure Schedule") to be delivered to SRNB within ten (10) business days after the execution and delivery of this Agreement, corresponding in number with the applicable section of this
Agreement:


          a. Corporate Status and Power to Enter Into Agreements. (i) NVBancorp is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, (ii) subject to obtaining the Government Approvals and approval of the principal terms of the Merger by the NVBancorp shareholders, NVBancorp has all necessary corporate power to enter into this Agreement and the Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) NVB holds a currently valid license issued by the California Commissioner of Banking to engage in the commercial banking business in the State of California at the locations at which it is licensed and currently conducts business, and (iv) neither NVBancorp nor NVB is subject to any directive, resolution, memorandum of understanding or order of the FDIC, FRB, California Commissioner of Banking or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of NVBancorp nor the location of its properties requires NVBancorp or NVB to be licensed to do business in any jurisdiction other than the State of California. NVB's deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation.


          b. Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of NVBancorp heretofore delivered to SRNB are complete and accurate copies thereof as in effect on the date hereof. The minute books of NVBancorp made available to SRNB contain a complete and accurate record of all meetings of NVBancorp's Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of NVBancorp fairly reflect the material transactions to which NVBancorp is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained.


          c. Compliance With Laws, Regulations and Decrees. NVBancorp (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted,
(ii) to its knowledge, has complied in all material respects with, and is not in material default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of NVBancorp or is not likely to otherwise have a material adverse effect on NVBancorp and NVB taken as a whole,
(iii) have not failed to file with the proper federal, state, local or other authorities any material report or other document required to be filed, and (iv) have all approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all government agencies and regulatory authorities which are necessary to the business and operations of NVBancorp and NVB as now being conducted.


          d. Capitalization. As of the date of this Agreement, the authorized capital stock of NVBancorp consists of 20,000,000 shares of NVBancorp common stock, no par value, of which 3,707,816 shares are duly authorized, validly issued, fully paid and nonassessable and currently outstanding, and 5,000,000 shares of NVBancorp preferred stock of which no shares are outstanding. A total of 125,000 shares of Series A Junior Participating Preferred Stock have been designated by the NVBancorp Board of Directors for purposes of the NVBancorp Shareholder Protection Rights Agreement dated as of September 9, 1999. Said capital stock has been offered, sold and issued in compliance with all applicable securities laws. As of the date of this Agreement, there are currently outstanding options to purchase 484,096 shares of NVBancorp common stock, at a weighted average exercise price of $11.39 per share, issued pursuant to the NVBancorp 1989 Director Stock Option Plan, the NVBancorp 1998 Employee Stock Incentive Plan and the NVBancorp 1999 Director Stock Option Plan. Said options were issued and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. Otherwise, other than rights under the NVBancorp Shareholder Protection Rights Agreement dated as of September 9, 1999, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate NVBancorp to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any NVBancorp common stock or any other equity security of NVBancorp, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of NVBancorp common stock or any other equity security of NVBancorp. NVBancorp owns all of the outstanding equity securities of NVB. Except as collateral for outstanding loans held in their loan portfolios, neither NVBancorp nor NVB owns, directly or indirectly, any equity interest in any bank (other than NVBancorp's ownership of NVB), corporation or other entity.


          e. Trademarks and Trade Names. To the best of NVBancorp's knowledge, NVBancorp and NVB (i) own and have the exclusive right to use all Intellectual Property Rights used in or necessary for the conduct of their businesses as now or heretofore conducted; and (ii) are not infringing upon the Intellectual Property Rights of any other person or entity. No claim is pending or threatened by any person or entity against or otherwise affecting the use by NVBancorp or NVB of any Intellectual Property Rights and, to the best of its knowledge, there is no valid basis for any such claim.


          f. Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to SRNB as required by Section 3.3(i) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify contrary information as of any earlier date. NVBancorp has filed all material documents and reports required to be filed by it with the Commission, FDIC, FRB, the California Department of Financial Institutions and any other government agency or regulatory authority having jurisdiction over their business, assets or properties. All such reports conform in all material respects with the requirements promulgated by such government agencies and regulatory authorities. All compliance or corrective action relating to NVBancorp and NVB required by government agencies and regulatory authorities having jurisdiction over NVBancorp or NVB has been taken. Except as disclosed in such statements, reports or documents, neither
NVBancorp nor NVB has received any notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory authority or the staff thereof (a) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (b) threatening to revoke any license, franchise, permit or government authorization. NVBancorp and NVB have paid all assessments made or imposed by any government agency. NVBancorp has delivered to SRNB copies of all annual management letters and opinions, and has made available to SRNB for inspection all reviews, correspondence and other documents in the files of NVBancorp prepared by certified public accountants engaged by NVBancorp and delivered to NVBancorp since December 31, 1994. The financial records of
NVBancorp have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by NVBancorp in the operation of its business to generate and retrieve its financial records are adequate for the current needs of NVBancorp.


          g.   Tax Returns.

               (i) NVBancorp has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by NVBancorp, and each such return, report or other information was, when filed, complete and accurate in all material respects. NVBancorp has paid all taxes, fees and other government charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed to SRNB. NVBancorp has not been requested to give nor has it given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against NVBancorp for any alleged deficiency in the payment of any taxes, and NVBancorp does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of applicable provisions of the California Constitution, of any real property owned in whole or in part by NVBancorp or to the best of NVBancorp's knowledge, of any real property leased by NVBancorp.


               (ii) NVBancorp has heretofore delivered to SRNB copies of all its tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994.


               (iii)      No  consent has been filed relating  to
          NVBancorp pursuant to Section 341(f) of the IRC.

          h. Material Adverse Change. Except as heretofore disclosed in writing by NVBancorp to SRNB, since June 30, 1999, there has been (i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of NVBancorp (whether or not in the Ordinary Course of Business), (ii) no change in any of the assets, licenses, permits or franchises of NVBancorp that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause
(h)(i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of NVBancorp, except in the Ordinary Course of Business, and (v) no disposition by NVBancorp of one or more assets that, individually or in the aggregate, are material to NVBancorp, except sales of assets in the Ordinary Course of Business.

          i. No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited balance sheets of NVBancorp as of June 30, 1999, NVBancorp has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by NVBancorp entitles the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by NVBancorp to cause NVBancorp repurchase such loan or other asset or to pursue any other form of recourse against NVBancorp. NVBancorp has not knowingly made or shall make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading.


          j.   Properties and Leases.


               (i)  NVBancorp has good and marketable title, free
          and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title, free and clear of all liens and encumbrances, to all other property and assets, tangible and intangible, reflected in the
          NVBancorp balance sheet as of June 30, 1999 (except property held as lessee under leases disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since June 30, 1999, in the Ordinary Course of Business), except for
          (a) liens for taxes or assessments not delinquent, (b) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the NVBancorp balance sheet as of June 30, 1999, or as currently shown on the books and records of NVBancorp and which do not interfere with or impair its present and continued use, or (c) exceptions disclosed in title reports and preliminary title reports, copies of which have been provided to
          SRNB. All tangible properties of NVBancorp conform in all material respects with all applicable ordinances, regulations and zoning laws. To the knowledge of NVBancorp, all tangible properties of NVBancorp are in a good state of maintenance and repair and are adequate for the current business of NVBancorp. No properties of NVBancorp, and, to the best of NVBancorp's knowledge, no properties in which NVBancorp holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To the best of NVBancorp's knowledge, NVBancorp does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any real property not owned or leased by NVBancorp and held as security for a loan or in which NVBancorp otherwise has an interest, NVBancorp has not controlled, directed or participated in the operation or management of any such real property or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such real property under applicable environmental laws.


               (ii) All properties held by NVBancorp under leases are held under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of
          NVBancorp, and NVBancorp enjoy quiet and peaceful possession of such leased property. NVBancorp is not in material default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.


               (iii) Except as disclosed to SRNB in writing, all of NVBancorp's rights and obligations under the leases referred to in Section 5(j)(ii) above do not require the consent of any other party to the transaction contemplated by this Agreement and the Merger Agreement. Where required, NVBancorp shall obtain, prior to the Effective Date, the consent of such parties to such transactions.


          k. Material Contracts. Except as previously disclosed to SRNB in writing and excluding loans, lines of credit, loan commitments or letters of credit to which NVBancorp is a party, NVBancorp is not a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to NVBancorp of more than Seventy-five Thousand Dollars ($75,000) and which is made for a fixed period expiring more than one year from the date hereof, and NVBancorp is not a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to SRNB pursuant to this Section 5(k) is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto.


          l. Classified Loans. Except as previously disclosed to SRNB in writing, there are no loans presently owned by NVBancorp that have been classified by NVBancorp management or NVBancorp internal policy or procedure, any outside review examiner, accountant or any bank regulatory authority as "Non-Accrual," "Watch," "Other Assets Specially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import and all loans or portions thereof so classified have been reserved to the extent required. NVBancorp regularly reviews and appropriately classifies its loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of NVBancorp are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to SRNB in writing or reserved for in the unaudited balance sheet of NVBancorp as of June 30, 1999, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. NVBancorp has no extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of NVBancorp.


          m. No Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business and securities classified as "held-to-maturity" as defined under SFAS No. 115, none of the investments reflected in the NVBancorp balance sheet as of June 30, 1999, and none of the investments made by NVBancorp since June 30, 1999, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of NVBancorp to freely dispose of such investment at any time.


          n.   Employment Benefit Plans/ERISA.


               (i) NVBancorp has provided to SRNB an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefit, disability and other fringe benefit plans, trust agreements, arrangements and commitments of NVBancorp (including but not limited to any such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible) (collectively, "Employee Plans"), if any, together with copies of all such Employee Plans that are documented and any and all contracts of employment, and has made available to SRNB any Board of Directors' minutes (or committee minutes) authorizing, approving or guaranteeing such Employee Plans and contracts; and

               (ii) All contributions, premiums or other payments due from NVBancorp to (or under) any Employee Plans have been fully paid or adequately provided for on NVBancorp's audited financial statements for the year ended December 31, 1998 or unaudited financial statements for the six months ended June 30, 1999. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis; and


               (iii)      NVBancorp has disclosed in  writing  to
          SRNB the names of each director, officer and employee of NVBancorp and NVB; and


               (iv) The Employee Plans have been administered where required in substantial compliance with ERISA, the IRC and the terms of such Employee Plans, and there is no pending or threatened litigation relating to any such Employee Plan; and


               (v) Except as disclosed in the NVBancorp Disclosure Schedule, NVBancorp and NVB have not offered in the past health benefits for retired employees and have no intention to offer any additional health or other benefits for retired employees; and


               (vi) Each Employee Plan is in full force and effect, and neither NVBancorp, NVB, nor any other party thereto is in material default under any of them, and there have been no claims of default and there are no facts or conditions which if continued, or on notice, will result in a material default under any Employee Plans; and

               (vii) NVBancorp has provided to SRNB a list of all agreements or other understandings pursuant to which the consummation of the transactions contemplated hereby will (a) entitle any current or former employee or officer of NVBancorp or NVB to severance pay, unemployment compensation or any other payment, or (b) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.


          o. Collective Bargaining and Employment Agreements. Except as disclosed in the NVBancorp Disclosure Schedule, NVBancorp has no union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by NVBancorp without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between NVBancorp and any current or former employees, and to the best of NVBancorp's knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.


          p. Compensation of Officers and Employees. Except as disclosed in the NVBancorp Disclosure Schedule, (i) no officer or employee of NVBancorp or NVB is receiving aggregate direct remuneration at a rate exceeding Seventy-five Thousand Dollars ($75,000) per annum, and (ii) the consummation of the transactions contemplated by this Agreement and the Merger Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from NVBancorp to any employee of NVBancorp.


          q. Legal Actions and Proceedings. Except as disclosed in the NVBancorp Disclosure Schedule, NVBancorp is not a party to, or so far as known to it, threatened with, and to NVBancorp's knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and NVBancorp is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by NVBancorp of any amount in excess of Fifty Thousand Dollars ($50,000), unless an insurer has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by NVBancorp of a monetary amount, which could reasonably be expected to have a material adverse effect on NVBancorp or its business or property or the transactions contemplated hereby. NVBancorp has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing and Economic Development, the California Unemployment Appeals Board, or any federal or state human relations commission or agency. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of NVBancorp, threatened against NVBancorp.

          r.   Execution and Delivery of the Agreement.


               (i) The execution and delivery of this Agreement and the Merger Agreement have been duly authorized by the Boards of Directors of NVBancorp and, when the principal terms of the Merger, this Agreement and the
          Merger Agreement have been duly approved by the affirmative vote of the holders of a majority of the outstanding NVBancorp Shares at a meeting of shareholders duly called and held, the Merger, this Agreement and the Merger Agreement will be duly and validly authorized by all necessary corporate action on the part of NVBancorp.


               (ii) This Agreement has been duly executed and delivered by NVBancorp and (assuming due execution and delivery by SRNB) constitutes, and the Merger Agreement, upon its execution and delivery by NVBancorp and the Interim Bank (and assuming due execution and delivery by the Interim Bank and SRNB) will constitute, a legal and binding obligation of NVBancorp in accordance with its terms.


               (iii) The execution and delivery by NVBancorp of this Agreement and the Merger Agreement and the consummation of the transactions herein and therein contemplated (a) do not violate any provision of the Articles of Incorporation or Bylaws of NVBancorp, respectively, or violate in any material respect any provision of federal or state law or any government rule or regulation (assuming (1) receipt of the Government Approvals, (2) receipt of the requisite NVBancorp shareholder approval referred to in Section 5(r)(i) hereof, (3) due registration of the NVBancorp Shares under the 1933 Act, and (4) receipt of appropriate permits or approvals under state securities or "blue sky" laws, and (b) do not require any consent of any person under, conflict in any material respect with or result in a material breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which NVBancorp is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which NVBancorp is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of NVBancorp.


          s. Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan reviewers and accounting advisors) has been retained by NVBancorp or is entitled to be paid based upon any agreements, arrangements or understandings made by NVBancorp in connection with any of the transactions contemplated by this Agreement or the Merger Agreement, except that NVBancorp has engaged the firm of Alex Sheshunoff & Co. to act as its financial advisor and to render an opinion regarding the fairness of the Conversion Ratio in the Merger, from a financial point of view, to NVBancorp shareholders. NVBancorp has provided SRNB with a true and accurate copy of its agreement(s) with Alex Sheshunoff & Co.


          t. Insurance. NVBancorp is and continuously since its inception have been, insured with reputable insurers against all risks normally insured against by bank holding companies and banks, and all of the insurance policies and bonds maintained by NVBancorp are in full force and effect, NVBancorp is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of NVBancorp, such insurance coverage is adequate for NVBancorp. Since December 31, 1994, there has not been any damage to, destruction of, or loss of any assets of NVBancorp not covered by insurance that could reasonably be expected to have a material adverse effect the business, financial condition, properties, assets or results of operations of NVBancorp.


          u. Loan Loss Reserves. The allowance for loan losses in the NVBancorp consolidated balance sheets dated December 31, 1998 and June 30, 1999, are, and as of the Determination Date will be, adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries. NVBancorp has disclosed to SRNB in writing prior to the date hereof, and will promptly inform SRNB of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of NVBancorp and NVB, that have been classified as of the date hereof or hereafter by NVBancorp or NVB management or NVBancorp or NVB internal policy or procedure, any outside review examiner, accountant or any bank regulatory authority as "Non-Accrual," "Watch," "Other Assets Specially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). Notwithstanding the above, NVBancorp shall be under no obligation to disclose to SRNB any such classification by any bank regulatory authority, where such disclosure would violate any obligation of confidentiality of NVBancorp or NVB imposed by such bank regulatory authority. NVBancorp has furnished and will continue to furnish to SRNB true and accurate information concerning the loan portfolio of NVBancorp and NVB, and no material information with respect to the loan portfolio has been or will be withheld from SRNB.


          v. Transactions With Affiliates. Except in the Ordinary Course of Business, NVBancorp has not extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of NVBancorp, or to any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under the 1933 Act. NVBancorp has not entered into any other transactions with the employees or directors of NVBancorp or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to SRNB. Any such transactions have been on terms no less favorable to NVBancorp than those which would prevail in an arms-length transaction with an independent third party. NVBancorp has not violated any applicable regulation of any government agency or regulatory authority having jurisdiction over NVBancorp in connection with any such transactions described in this subsection.


          w. Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for NVBancorp's own account, or for the account of one or more of NVBancorp's subsidiaries or their customers (all of which are listed on the NVBancorp Disclosure Schedule), if any, were entered into in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of NVBancorp or one of its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither NVBancorp nor its subsidiaries, nor to NVBancorp's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.


          x. Year 2000. To the knowledge of NVBancorp, the mission critical computer software operated by NVBancorp and/or any of its subsidiaries is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. To the knowledge of NVBancorp, the costs of adaptations referred to in this clause will not have a material adverse effect with respect to the business and operations of NVBancorp. Neither NVBancorp nor any of its subsidiaries has received, and does not reasonably expect to receive, any deficiency notice from any federal or California banking authority. NVBancorp has previously disclosed to SRNB a complete and accurate copy of its and its subsidiaries' plan, including an estimate of anticipated associated costs, for addressing the issues set forth in all Federal Financial Institutions Examination Council Interagency Statements as such issues affect NVBancorp and/or its subsidiaries. Between the date of this Agreement and the Effective Time, NVBancorp and NVB shall use commercially reasonable and practicable efforts to implement such plan.


          y. Community Reinvestment Act Compliance. NVBancorp is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, the "CRA") and has received a CRA rating of "satisfactory" from the FDIC in its most recent examination, and neither NVBancorp nor NVB has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in NVBancorp failing to be in substantial compliance with such provisions or having its current rating lowered.


          z. Information in NVBancorp Registration Statement. The information pertaining to NVBancorp which has been or will be included in the NVBancorp Registration Statement and the Joint Proxy Statement/Prospectus, or in the Applications to be filed to obtain the Government Approvals, does not and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify contrary information as of an earlier date. All financial statements of NVBancorp included in the NVBancorp Registration Statement and the Joint Proxy Statement/Prospectus, or the Applications, will present fairly the financial condition and results of operations of NVBancorp at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. NVBancorp shall promptly advise SRNB in writing if prior to the Effective Time of the Merger NVBancorp shall obtain knowledge of any facts that would make it necessary to amend or supplement the NVBancorp Registration Statement, the Joint Proxy Statement/Prospectus or any Application, in order to make the statements therein not misleading or to comply with applicable law or regulation.


          aa. Accuracy and Effective Date of Representations and Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of NVBancorp set forth in this Agreement shall be deemed to be made on and as of the date hereof (except to the extent that a representation or warranty is qualified as set forth in the NVBancorp Disclosure Schedule in a section corresponding in number with the applicable section of such representation or warranty), the Closing Date and the Effective Time of the Merger. No representation or warranty by NVBancorp, and no statement by NVBancorp in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to SRNB.


6.   SECURITIES ACT OF 1933; SECURITIES EXCHANGE ACT OF 1934.

          a. Preparation and Filing of Registration Statement. NVBancorp shall promptly prepare and file with the Commission (i) a registration statement on the appropriate form (the "NVBancorp Registration Statement") under and pursuant to the provisions of the 1933 Act for the purpose of registering a sufficient number of NVBancorp Shares to complete the exchange of NVBancorp Shares for the outstanding SRNB Shares pursuant to the Conversion Ratio and the provisions of Section 2.1 above, and (ii) in sufficient time to be effective on or before the Effective Time of the Merger one or more registration statements or amendments to existing registration statements under the 1933 Act for the purpose of registering the maximum number of NVBancorp Shares to which the holders of Substitute Options may be entitled pursuant to Section 2.6 above at or after the Effective Time of the Merger. NVBancorp shall promptly prepare a Joint Proxy Statement/Prospectus for the purpose of submitting the principal terms of the Merger (including the Amendment, as described in
Section 3.3.d. hereof), this Agreement and the Merger Agreement to the shareholders of NVBancorp for approval. SRNB shall cooperate in all reasonable respects with regard to the preparation of the Joint Proxy Statement/Prospectus and will promptly prepare and file with the OCC its proxy materials, incorporating the Joint Proxy Statement/Prospectus, for the purpose of submitting the principal terms of the Merger (including the Amendment, as described in Section 3.3.d. hereof), this Agreement and the Merger Agreement to the shareholders of
SRNB for approval. The Joint Proxy Statement/Prospectus in definitive form is expected to serve as the prospectus to be included in the NVBancorp Registration Statement. NVBancorp and SRNB shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the NVBancorp Registration Statement or the Joint Proxy Statement/Prospectus or the SRNB proxy materials, and shall cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the NVBancorp Registration Statement and the Joint Proxy Statement/Prospectus and the SRNB proxy materials.


          b. Effectiveness of Registration Statement. NVBancorp and SRNB shall use their best efforts to have the NVBancorp Registration Statement and any amendments or supplements thereto declared effective under the 1933 Act as soon as practicable, and thereafter NVBancorp and SRNB shall distribute the Joint Proxy Statement/Prospectus to holders of their respective common stock in accordance with applicable laws and the Articles of Incorporation and Bylaws of each.


          c.    Sales  and  Resales of Common  Stock.   NVBancorp
shall not be required to maintain the effectiveness of the NVBancorp Registration Statement for the purpose of sale or resale of the NVBancorp Shares by any person.


          d. Rule 145. Securities representing NVBancorp Shares issued to affiliates of SRNB (as determined by counsel to NVBancorp and SRNB) under Rule 145 of the 1933 Act pursuant to the Merger Agreement may be subject to stop transfer orders and a restrictive legend which confirm and state that such securities representing NVBancorp Shares have been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the 1933 Act applies, and that such securities may not be sold, hypothecated, transferred or assigned, and the issuer or its transfer agent shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration statement under the 1933 Act, (ii) in a transaction permitted by Rule 145 as to which the issuer has, in the opinion of its counsel, received reasonably satisfactory evidence of compliance with the provisions of Rule 145, or (iii) in a transaction which, in the opinion of counsel satisfactory to the issuer or as described in a "no action" or interpretive letter from the staff of the Securities and Exchange Commission, is not required to be registered under the 1933 Act.


7.   CONDITIONS TO THE OBLIGATIONS OF NVBancorp.


     The obligations of NVBancorp under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Time of the Merger of each of the following conditions; provided, however, that any one or more of such conditions may be waived by the Board of Directors of NVBancorp at any time at or prior to the Effective Time of the Merger:


          a. Representations and Warranties. The representations and warranties of SRNB in Section 4 hereof shall be true and correct in all material respects on and as of the date of this Agreement (except to the extent that a representation or warranty is qualified as set forth in the SRNB Disclosure Schedule corresponding in number with the applicable section of such representation or warranty), the Closing Date and the Effective Time of the Merger, with the same effect as though such representations and warranties had been made on and as of each such date or time except as to any representation or warranty which specifically relates to an earlier date or time.


          b. Compliance and Performance Under Agreement. SRNB shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement and the Merger Agreement required to be performed or complied with by it at or prior to the Effective Time of the Merger.

          c. Material Adverse Change. No material adverse change shall have occurred since June 30, 1999, in the business, financial condition, results of operations or assets of SRNB. Other than as set forth in the SRNB Disclosure Schedule, SRNB shall not be a party to or threatened with, and to the best of SRNB's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency. No material adverse change shall have occurred as a result of any subsequent legal actions or proceedings, or any subsequent developments in the legal actions or proceedings as set forth in the SRNB Disclosure Schedule, which in the reasonable judgment of NVBancorp, could have a material adverse effect on the business, financial condition, results of operations or assets of SRNB.


          d. Approval of Agreement. The principal terms of the Merger, this Agreement and the Merger Agreement shall have been duly approved by (i) the affirmative vote or consent of the holders of a two-thirds majority of the outstanding SRNB Shares and (ii) the affirmative vote or consent of the holders of a majority of the outstanding NVBancorp Shares.


          e. Officer's Certificate. NVBancorp shall have received a certificate, dated the Effective Date, signed on behalf of SRNB by its President and Chief Financial Officer and its Executive Vice President and Branch Administrator, in substantially the form delivered to NVBancorp with the SRNB Disclosure Schedule.


          f.    Opinion  of Counsel.  McCutchen, Doyle,  Brown  &
Enersen LLP, counsel to SRNB, shall have delivered to NVBancorp its opinion dated the Effective Date in form and substance acceptable to NVBancorp and its counsel.


          g. Absence of Proceedings. No legal, administrative, arbitration, investigatory or other proceeding by any government agency or regulatory authority shall have been instituted or threatened to restrain or prohibit the Merger or the transactions contemplated by this Agreement.


          h. Effectiveness of Registration Statement. The NVBancorp Registration Statement and any amendments or supplements thereto shall have become effective under the 1933
Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission and the NVBancorp Shares registered thereby shall have received all state securities and "blue sky" permits or approvals required to consummate the transactions contemplated by this Agreement and the Merger Agreement.


          i. Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Approvals shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by any of the parties hereto or shall impose any other condition or requirement, which condition or requirement NVBancorp in its reasonable judgment shall deem to be materially burdensome (in which case NVBancorp shall promptly notify SRNB). For purposes of this agreement no condition or requirement shall be deemed to be "materially burdensome" if such condition or requirement does not materially differ from conditions or requirements regularly imposed in orders approving transactions of the type contemplated by this Agreement and compliance with such condition or requirement would not:

               (i) require the taking of any action materially inconsistent with the manner in which NVBancorp, NVB or SRNB has conducted its business previously;


               (ii)  have  a  material  adverse  effect  on   the
          business, financial condition or results of operations of NVBancorp, NVB or SRNB; or

               (iii)      preclude satisfaction  of  any  of  the
          conditions   to   consummation  of   the   transactions
          contemplated by this Agreement.


          j. Tax Opinion. McCutchen, Doyle, Brown & Enersen LLP shall have delivered to NVBancorp and SRNB a tax opinion subject to customary assumptions and exceptions included in such opinions and the prior delivery of certificates from SRNB and NVBancorp, substantially to the effect that under federal income tax law and California income and franchise tax law:


               (i)       the  Merger  will  not  result  in   any
          recognized gain or loss to NVBancorp or SRNB;


               (ii) except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of SRNB Shares who receive NVBancorp Shares in exchange for the SRNB
          Shares which they hold;


               (iii) the holding period of NVBancorp Shares exchanged for SRNB Shares will include the holding period of the SRNB Shares for which they are exchanged, assuming the SRNB Shares are capital assets in the hands of the holder thereof at the Effective Date;


               (iv) the basis of the NVBancorp Shares received in the exchange will be the same as the basis of the SRNB Shares for which they are exchanged, less any basis attributable to fractional shares for which cash is received; and


               (v) an SRNB shareholder who dissents to the Merger and receives cash for his or her SRNB Shares will be treated as having received a distribution in redemption of his or her SRNB Shares, subject to the provisions and limitations of Section 302 of the IRC.


          k. Accountant's Comfort Letters. On or prior to the date of effectiveness of the NVBancorp Registration Statement, NVBancorp shall have received a letter addressed to NVBancorp from Deloitte & Touche LLP, independent public accountants for SRNB, in form and substance satisfactory to NVBancorp and its counsel and customary for "comfort" letters prepared in accordance with the provisions of Statement of Accounting Standards No. 71, Interim Financial Information. NVBancorp shall also have received from Deloitte & Touche LLP, a "comfort" letter dated the Effective Date, in form and substance satisfactory to NVBancorp and its counsel, as to such matters, as of a specified date not more than five (5) business days prior to the Effective Date, as NVBancorp may reasonably request.


          l. Dissenting Shares. Holders of not more than ten percent (10%) of the outstanding SRNB Shares and NVBancorp Shares shall have perfected dissenter's rights pursuant to 12 U.S.C. 215a (by voting against the Merger at the SRNB meeting of shareholders or by giving notice in writing at or prior to such meeting that he or she dissents from the Merger and thereafter submitting a timely request for the value of his or her SRNB Shares in the manner required by the National Bank Act and the rules and regulations of the OCC) and pursuant to Chapter 13 of the California General Corporation Law, respectively.


          m. Unaudited Financials. Not later than five (5) business days prior to the Effective Date, SRNB shall have furnished NVBancorp a copy of its most recently prepared unaudited month-end consolidated financial statements, including a balance sheet and statement of income of SRNB, for the month ending at least ten (10) business days prior to the Effective Date.


          n. Affiliate Agreements. NVBancorp shall have received signed affiliate agreements on or before the date of mailing the Joint Proxy Statement/Prospectus to the shareholders of SRNB and NVBancorp, from each person who, in the opinion of SRNB's and NVBancorp's counsel, might be deemed to be an affiliate of SRNB or NVBancorp under Rule 144 or 145 of the 1933 Act. Said agreements will include provisions restricting certain actions by an affiliate related to SRNB Shares or NVBancorp Shares, including the sale, purchase, acquisition or transfer of SRNB Shares or NVBancorp Shares in a manner which may render pooling-of-interests accounting treatment unavailable in the Merger, and shall be substantially in the form attached hereto as Exhibit C.


          o. Closing Documents. NVBancorp shall have received such certificates and other closing documents as counsel for NVBancorp shall reasonably request.


          p. Consents. SRNB shall have received, or NVBancorp shall have satisfied itself that SRNB will receive, all consents of third parties as may be required including consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to SRNB, in each case in form and substance reasonably satisfactory to NVBancorp and its counsel, and no such consent or license or permit shall have been withdrawn or suspended.


          q. Fairness Opinion. The Board of Directors of NVBancorp shall have received an opinion of Alex Sheshunoff & Co., dated the date of this Agreement and the date of mailing or a date within three (3) days prior to the date of mailing the Joint Proxy Statement/Prospectus, to the effect that the Conversion Ratio in the Merger is fair, from a financial point of view, to NVBancorp shareholders, and such opinion shall not have been withdrawn by the Effective Time of the Merger.


          r. Accounting Treatment. NVBancorp shall have received a letter from Deloitte & Touche LLP, subject to customary qualifications and receipt of such certificates as may be reasonable and customary in connection with such letters, satisfactory in form and substance to NVBancorp and its counsel, to the effect that the Merger shall qualify for the pooling-of-interests method of accounting in accordance with generally accepted accounting principles, plus a copy of the letter to SRNB from Deloitte & Touche LLP as described in Section 8.r. hereof. There shall have been no determination by any court, tribunal, regulatory authority or other government agency, that the Merger fails or will fail to qualify for pooling-of-interests accounting treatment.


          s. Shareholder Agreements. NVBancorp and SRNB shall have received signed shareholder agreements from members of the Boards of Directors and the executive officers of NVBancorp and SRNB on or before the date of mailing the Joint Proxy Statement/Prospectus, pursuant to which each such person in their capacity as a shareholder commits to vote their NVBancorp Shares or SRNB Shares in favor of the Merger and the transactions contemplated thereby and pursuant to this Agreement and the Merger Agreement, and to recommend to shareholders, subject to the exercise of fiduciary duties, that they vote in favor of the Merger and the transactions contemplated thereby and pursuant to this Agreement and the Merger Agreement. Said agreements shall be substantially in the form attached hereto as Exhibit D.


          t. Performance Tests. As of the Determination Date, the Closing Date and the Effective Date, SRNB shall have (i) total shareholders' equity and leverage, tier 1 and total risk-based capital ratios, respectively, in amounts required to comply with the "well capitalized" category of applicable federal banking regulations, and (ii) total reserves for losses on outstanding loans shall be in compliance with the SRNB loan loss policy and procedures described in Section 3.2.i. hereof and at a level which, in the reasonable determination of NVBancorp, are adequate for regulatory purposes and for purposes of generally accepted accounting principles.


          u. Compliance with Consent Agreement. SRNB shall be in substantial compliance in all material respects with its obligations under the Consent Agreement.


8.   CONDITIONS TO THE OBLIGATIONS OF SRNB.

     The obligations of SRNB under this Agreement are, at its option, subject to the fulfillment at or prior to the Effective Time of the Merger of each of the following conditions provided, however, that any one or more of such conditions may be waived by the Board of Directors of SRNB at any time at or prior to the Effective Time of the Merger:


          a. Representations and Warranties. The representations and warranties of NVBancorp in Section 5 hereof shall be true and correct in all material respects on and as of the date of this Agreement (except to the extent that a representation or warranty is qualified as set forth in the NVBancorp Disclosure Schedule corresponding in number with the applicable section of such representation or warranty), the Closing Date and the Effective Time of the Merger, with the same effect as though such representations and warranties had been made on and as of each such date or time except as to any representation or warranty which specifically relates to an earlier date or time.


          b. Compliance and Performance Under Agreement. NVBancorp shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement and the Merger Agreement required to be performed or complied with by NVBancorp at or prior to the Effective Time of the Merger.


          c. Material Adverse Change. No material adverse change shall have occurred since June 30, 1999, in the business, financial condition, results of operations or assets of NVBancorp and NVB taken as a whole, and NVBancorp shall not be a party to or threatened with, and to the best of NVBancorp's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency, which legal action or proceeding, in the reasonable judgment of SRNB, could have a material adverse effect on the business, financial condition, results of operations or assets of NVBancorp and NVB taken as a whole.

          d. Approval of Agreement. The principal terms of the Merger, this Agreement and the Merger Agreement shall have been duly approved by (i) the affirmative vote or consent of the holders of a majority of the outstanding NVBancorp Shares and
(ii) the affirmative vote or consent of the holders of a two thirds majority of the outstanding SRNB Shares.


          e. Officer's Certificate. SRNB shall have received a certificate, dated the Effective Date, signed on behalf of NVBancorp by its President and its Chief Financial Officer, in substantially the form delivered to SRNB with the NVBancorp Disclosure Schedule.


          f. Opinion of Counsel. Coudert Brothers, NVBancorp's counsel, shall have delivered to SRNB its opinion dated the Effective Date in form and substance acceptable to SRNB and its counsel.

          g. Absence of Proceedings. No legal, administrative, arbitration, investigatory or other proceeding by any government agency or regulatory authority shall have been instituted or threatened to restrain or prohibit the Merger or the transactions contemplated by this Agreement.


          h. Effectiveness of Registration Statement. The NVBancorp Registration Statement and any amendments or supplements thereto shall have become effective under the 1933
Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission and the NVBancorp Shares registered thereby shall have received all state securities and "blue sky" permits or approvals required to consummate the transactions contemplated by this Agreement and the Merger Agreement.


          i. Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Approvals shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by any of the parties hereto or shall impose any other condition or requirement, which condition or requirement SRNB in its reasonable judgment shall deem to be materially burdensome (in which case SRNB shall promptly notify NVBancorp). For purposes of this agreement no condition or requirement shall be deemed to be "materially burdensome" if such condition or requirement does not materially differ from conditions or requirements regularly imposed in orders approving transactions of the type contemplated by this Agreement and compliance with such condition or requirement would not:


               (i) require the taking of any action materially inconsistent with the manner in which SRNB, NVBancorp or NVB has conducted its business previously;


               (ii) result in a material adverse change on the business, financial condition or results of operations of SRNB, NVBancorp or NVB; or


               (iii)      preclude satisfaction  of  any  of  the
          conditions   to   consummation  of   the   transactions
          contemplated by this Agreement.


          j. Tax Opinion. McCutchen, Doyle, Brown & Enersen LLP shall have delivered to NVBancorp and SRNB a tax opinion subject to customary assumptions and exceptions included in such opinions and the prior delivery of certificates from SRNB and NVBancorp, substantially to the effect that under federal income tax law and California income and franchise tax law:

               (i) the Merger will not result in any recognized gain or loss to SRNB, NVBancorp;


               (ii) except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of SRNB Shares who receive NVBancorp Shares in exchange for the SRNB Shares which they hold;


               (iii) the holding period of NVBancorp Shares exchanged for SRNB Shares will include the holding period of the SRNB Shares for which they are exchanged, assuming the SRNB Shares are capital assets in the hands of the holder thereof at the Effective Date;


               (iv) the basis of the NVBancorp Shares received in the exchange will be the same as the basis of the SRNB Shares for which they are exchanged, less any basis attributable to fractional shares for which cash is received; and


               (v) an SRNB shareholder who dissents to the Merger and receives cash for his or her SRNB Shares will be treated as having received a distribution in redemption of his or her SRNB Shares, subject to the provisions and limitations of Section 302 of the IRC.


          k. Accountant's Comfort Letters. On or prior to the date of effectiveness of the NVBancorp Registration Statement, SRNB shall have received a letter addressed to SRNB from Deloitte & Touche LLP, independent public accountants for NVBancorp, in form and substance satisfactory to SRNB and its counsel and customary for "comfort" letters prepared in accordance with the provisions of Statement of Accounting Standards No. 71, Interim Financial Information. SRNB shall also have received from Deloitte & Touche LLP a "comfort" letter dated the Effective Date, in form and substance satisfactory to SRNB and its counsel, as to such matters, as of a specified date not more than five (5) business days prior to the Effective Date, as SRNB may reasonably request.


          l. Dissenting Shares. Holders of not more than ten percent (10%) of the outstanding SRNB Shares and NVBancorp Shares shall have perfected dissenter's rights pursuant to 12 U.S.C. 215a (by voting against the Merger at the SRNB meeting of shareholders or by giving notice in writing at or prior to such meeting that he or she dissents from the Merger and thereafter submitting a timely request for the value of his or her SRNB Shares in the manner required by the National Bank Act and the rules and regulations of the OCC) and pursuant to Chapter 13 of the California General Corporation Law, respectively.

          m. Unaudited Financials. Not later than five (5) business days prior to the Effective Date, NVBancorp shall have furnished SRNB a copy of its most recently prepared unaudited month-end consolidated financial statements, including a balance sheet and statement of income of NVBancorp, for the month ending at least ten (10) business days prior to the Effective Date.


          n. Affiliate Agreements. SRNB shall have received signed affiliate agreements on or before the Document Delivery Date, from each person who, in the opinion of SRNB's and NVBancorp's counsel, might be deemed to be an affiliate of SRNB or NVBancorp under Rule 144 or 145 of the 1933 Act. Said agreements will include provisions restricting certain actions by an affiliate related to SRNB Shares or NVBancorp Shares, including the sale, purchase, acquisition or transfer of SRNB Shares or NVBancorp Shares in a manner which may render pooling-of-interests accounting treatment unavailable in the Merger, and shall be substantially in the form attached hereto as Exhibit E.


          o. Closing Documents. SRNB shall have received such certificates and other closing documents as counsel for SRNB shall reasonably request.


          p. Consents. NVBancorp shall have received, or SRNB shall have satisfied itself that NVBancorp will receive, all consents of third parties as may be required including consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to NVBancorp, in each case in form and substance reasonably satisfactory to SRNB, and no such consent or license or permit shall have been withdrawn or suspended.


          q. Fairness Opinion. The Board of Directors of SRNB shall have received an opinion of Hoefer & Arnett Incorporated, dated the date of this Agreement and the date of mailing or a date within three (3) days prior to the date of mailing the Joint Proxy Statement/Prospectus, to the effect that the Conversion Ratio in the Merger is fair, from a financial point of view, to SRNB and its shareholders, and such opinion shall not have been withdrawn by the Effective Time of the Merger.


          r. Accounting Treatment. SRNB shall have received a letter from Deloitte & Touche LLP, subject to customary qualifications and receipt of such Certificates as may be reasonable and customary in connection with such letters, satisfactory in form and substance to SRNB and its counsel, to the effect that no conditions exist that would preclude SRNB from being a party to a transaction intended to qualify for the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. There shall have been no determination by any court, tribunal, regulatory authority or other government agency, that the Merger fails or will fail to qualify for pooling-of-interests accounting treatment.


          s. Shareholder Agreements. SRNB and NVBancorp shall have received signed shareholder agreements from members of the Boards of Directors and the executive officers of SRNB and NVBancorp on or before the Document Delivery Date, pursuant to which each such person in their capacity as a shareholder commits to vote their SRNB Shares or NVBancorp Shares in favor of the Merger and the transactions contemplated thereby and pursuant to this Agreement and the Merger Agreement, and to recommend to shareholders, subject to the exercise of fiduciary duties, that they vote in favor of the Merger and the transactions contemplated thereby and pursuant to this Agreement and the Merger Agreement. Said agreements shall be substantially in the form attached hereto as Exhibit F.


9.   CLOSING.


          a. Closing Date. On the third business day following receipt of all required regulatory approvals (not including any applicable waiting periods), the parties shall select a proposed date for the consummation of the Merger (the "Proposed Closing Date") which the parties shall use their reasonable best efforts to cause to be the Closing Date. The closing (the "Closing") shall, unless another date, time or place is agreed to in writing by NVBancorp and SRNB, be held at the offices of Coudert
Brothers, 303 Almaden Boulevard, Fifth Floor, San Jose, California 95110, at a time mutually agreed upon between the parties and on a date as soon as practicable but not less than fifteen (15) days following the last to occur of (i) the expiration of any waiting periods under applicable law or regulation, and (ii) the date on which all conditions to the obligations of the parties to consummate the Merger have been satisfied (the "Closing Date").


          b.    Delivery  of  Documents.   At  the  Closing,  the
parties shall use their respective best efforts to deliver or cause to be delivered the opinions, certificates and other documents required to be delivered by this Agreement.


          c. Filings. At the Closing, NVBancorp and SRNB shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to NVBancorp and SRNB to give effect to the Merger.


10.  POST-CLOSING MATTERS.


     NVBancorp will prepare and file with the Commission on the appropriate form as soon as practicable the results of combined operations of NVBancorp, NVB and the Resulting Bank for the first full calendar quarter after the Effective Date.

11.  EXPENSES.


     Each party hereto agrees to pay as incurred its expenses incident to the Merger and transactions contemplated pursuant to this Agreement in compliance with generally accepted accounting principles, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement or the Merger Agreement shall be consummated, relating to the payment of costs and expenses incurred by such party incident to the performance of its obligations under this Agreement and the Merger Agreement, including without limitation, costs incident to the preparation of the Merger Agreement, this Agreement, the NVBancorp Registration Statement and Joint Proxy Statement/Prospectus (including the audited financial statements of the parties contained therein) and incident to the consummation of the Merger and of the other transactions contemplated herein and in the Merger Agreement, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. Each party shall bear the costs of distributing the Joint Proxy Statement/Prospectus and other proxy materials and information relating to these transactions to its shareholders and of conducting a meeting of its shareholders. Notwithstanding the foregoing, each party shall pay one-half of (i) the printing costs of the Registration Statement and the Joint Proxy Statement/Prospectus, (ii) fees and costs related to obtaining a tax opinion and (iii) fees and costs related to obtaining a letter from Deloitte & Touche LLP, regarding pooling-of-interests accounting treatment; provided, however, that in the event of a termination pursuant to Section 12.b.(v) or Section 12.b.(xi)
hereof,  by  reason  of  a failure to fulfill  the  condition  in
Section 7.l. or Section 8.l., respectively, then each party shall pay one-half of items (i), (ii) and (iii) set forth above in this Section 11 plus one-half of (iv) all fees and costs payable pursuant to state "blue sky" securities laws, (v) the fee required to be paid to the Commission to register the NVBancorp Shares, (vi) the fees and costs related to any amendments to the NVBancorp 1998 Employee Stock Incentive Plan or for the
preparation of a new NVBancorp Stock Option Plan including the cost of obtaining any permits or approvals of government agencies and regulatory authorities and applicable filing fees and (vii) the fees related to preparation and filing of applications with government agencies or regulatory authorities for approval of the transactions contemplated by the Merger, this Agreement and the Merger Agreement. The fees and costs related to the listing of the NVBancorp Shares with the Nasdaq Stock Market for trading on the Nasdaq National Market shall be paid by NVBancorp.


12.  AMENDMENT; TERMINATION.


          a. Amendment. This Agreement and the Merger Agreement may be amended by NVBancorp and SRNB at any time prior to the Effective Time of the Merger without the approval of the shareholders of NVBancorp and shareholders of SRNB with respect to any of their terms except the terms relating to the Conversion Ratio or the form or amount of consideration to be delivered to the SRNB shareholders in the Merger or otherwise as required by applicable law.


          b.     Termination.   This  Agreement  and  the  Merger
Agreement may be terminated as follows:

               (i) By the mutual consent of the Boards of Directors of NVBancorp and SRNB at any time prior to the Effective Time of the Merger.


               (ii)  By  the Boards of Directors of NVBancorp  or
          SRNB upon the failure of the shareholders of NVBancorp or SRNB to give the requisite approval of this Agreement and the transactions contemplated hereby.


               (iii)      By the Boards of Directors of NVBancorp
          or SRNB upon the expiration of thirty (30) days after any government agency or regulatory authority denies or refuses to grant any approval, consent or qualification required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said thirty (30) day period after such denial or refusal, NVBancorp and SRNB agree to appeal such denial or refusal or agree to amend and re-submit the application to the government agency or regulatory authority that has denied or refused to grant the approval, consent or qualification requested.


               (iv) By the Board of Directors of NVBancorp within five (5) business days after receipt by NVBancorp of the SRNB Disclosure Schedule.


               (v) By the Board of Directors of NVBancorp on or after the Termination Date, if any of the conditions in
          Section 7 to which the obligations of NVBancorp are subject have not been fulfilled.


               (vi) By the Board of Directors of NVBancorp if a material adverse change shall have occurred since June
          30, 1999, in the business, financial condition, results of operations or assets of SRNB.


               (vii)      By  the Board of Directors of NVBancorp
          in the event that SRNB or its affiliates enter into a Business Combination.


               (viii) By the Board of Directors of NVBancorp upon the expiration of forty-five (45) days from delivery of written notice by NVBancorp to SRNB of SRNB's breach of or failure to satisfy any covenant or agreement contained in this Agreement resulting in a material impairment of the benefit reasonably expected to be derived by NVBancorp and NVB from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by NVBancorp or cured by SRNB prior to expiration of such forty-five
          (45) day period).


               (ix) By the Board of Directors of SRNB within five
          (5) business days after receipt by SRNB of the NVBancorp Disclosure Schedule.


               (x)   By  the  Board  of  Directors  of  SRNB   if
          NVBancorp  fails  to  comply  with  the  provisions  of
          Section 3.1.g.


               (xi) By the Board of Directors of SRNB on or after
          the   Termination  Date,  if  any  of  the   conditions
          contained in Section 8 to which the obligations of SRNB are subject have not been fulfilled.


               (xii) By the Board of Directors of SRNB if a material adverse change shall have occurred since June 30, 1999 in the business, financial condition, results of operations or assets of NVBancorp and NVB taken as a whole.


               (xiii)     By the Board of Directors of SRNB  upon
          the expiration of forty-five (45) days from delivery of written notice by SRNB to NVBancorp of NVBancorp's breach of or failure to satisfy any covenant or agreement contained in this Agreement resulting in a material impairment of the benefit reasonably expected to be derived by SRNB from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by SRNB or cured by NVBancorp prior to expiration of such forty-five
          (45) day period).


               (xiv) By the Board of Directors of NVBancorp in the event that SRNB shall fail to deliver or cause to be delivered to NVBancorp the following signed documents, in form and substance reasonably acceptable to NVBancorp and its counsel: (a) the affiliate agreement to be delivered pursuant to Section 7(n) hereof; and (b) the shareholder agreements to be delivered pursuant to Section 7(s) hereof; and (iii) the form of the following documents, in form and substance reasonably acceptable to NVBancorp and its counsel: (a) the officer's certificate to be delivered pursuant to Section 7(e) hereof; and (b) the opinion of counsel to SRNB to be delivered pursuant to Section 7(f) hereof.


               (xv)  By  the  Board of Directors of SRNB  in  the
          event that NVBancorp shall fail to deliver or cause to be delivered to SRNB the following signed documents, in form and substance reasonably acceptable to SRNB and its counsel: (a) the affiliate agreement to be delivered pursuant to Section 8(n) hereof; and (b) the shareholder agreements to be delivered pursuant to
          Section 8(s) hereof; and (iii) the form of the following documents, in form and substance reasonably acceptable to SRNB and its counsel: (a) the officer's certificate to be delivered pursuant to Section 8(e) hereof; and (b) the opinion of counsel to NVBancorp to be delivered pursuant to Section 8(f) hereof.


               (xvi) If the Average Closing Price as of the Determination Date shall be less than $10.00, by the Board of Directors of SRNB, within two (2) trading (business) days after the Determination Date. If SRNB does not give timely notice of termination, then the Conversion Ratio shall be 1.450 and this Agreement shall remain in effect in accordance with its terms.


          c. Termination Date. This Agreement shall be terminated if the Closing shall not have occurred on or before
March 31, 2000 or such other date approved by the Boards of Directors of NVBancorp, SRNB and the Interim Bank; provided, however, that if the only conditions to the Closing which remain unsatisfied at March 31, 2000 are the receipt of the Government Approvals or the expiration of any waiting periods under applicable law or regulation, the Closing Date shall be automatically extended to May 31, 2000, or such other date as the parties may mutually agree upon (the "Termination Date"), for the purpose of obtaining such Government Approvals or the expiration of such waiting periods.


          d. Notice. The power of termination hereunder may be exercised by NVBancorp or SRNB, as the case may be, only by giving written notice of termination to NVBancorp or SRNB, as applicable, signed on behalf of each such party by its Chairman of the Board or President.


          e.   Effect of Termination; Liquidated Damages.


               (i) If this Agreement is terminated for any reason, the Merger Agreement shall automatically terminate. Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 11, to maintain the confidentiality of the each party's information obtained pursuant to this Agreement and the Confidentiality Agreement between the parties dated June 22, 1999, or the provisions of this Section 12(e) or the applicable provisions of Section 14.


               (ii) If NVBancorp terminates this Agreement pursuant to Section 12.b.(vii), or pursuant to Section 12.b.(viii) or Section 12.b.(xiv) as a result of SRNB's willful or deliberate failure to comply with Section 12.b.(viii) or Section 12.b.(xiv), which compliance was not beyond the reasonable control of SRNB, SRNB shall pay to NVBancorp, on demand, the sum of Two Million Dollars ($2,000,000). In each such case, the amount indicated shall be deemed liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement.


               (iii) If SRNB terminates this Agreement pursuant to Section 12.b.(x), or pursuant to Section 12.b.(xiii) or Section 12.b.(xv) as a result of NVBancorp's willful or deliberate failure to comply with Section 12.b.(xiii) or Section 12.b.(xv), which compliance was not beyond the reasonable control of
          NVBancorp, then NVBancorp shall pay to SRNB, on demand, the sum of Two Million Dollars ($2,000,000). In each such case, the amount indicated shall be deemed liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement.


13.  INDEMNIFICATION.

     13.1. By NVBancorp. NVBancorp agrees to defend, indemnify and hold harmless SRNB, its respective officers and directors, attorneys, accountants, and each person who controls SRNB within the meaning of the 1933 Act from and against any costs, damages, liabilities and expenses of any nature, insofar as such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the NVBancorp Registration Statement and Joint Proxy Statement/Prospectus or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that NVBancorp shall be liable in any such case only to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement and Joint Proxy Statement/Prospectus or amendments or supplements thereto, in reliance upon and in conformity with information provided by and with respect to NVBancorp used in preparing the Registration Statement. If and to the extent such agreement to indemnify may be unenforceable for any reason, NVBancorp shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which may be permitted under applicable law.


     13.2. By SRNB. SRNB agrees to defend, indemnify and hold harmless NVBancorp, its officers and directors, attorneys, accountants, and each person who controls NVBancorp within the meaning of the 1933 Act from and against any costs, damages, liabilities and expenses of any nature, insofar as such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the NVBancorp Registration Statement and Joint Proxy Statement/Prospectus or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that SRNB shall be liable in any such case only to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement and Joint Proxy Statement/Prospectus or amendments or supplements thereto, in reliance upon and in conformity with information provided by and with respect to SRNB used in preparing the Registration Statement and Joint Proxy Statement/Prospectus. If and to the extent such agreement to indemnify may be unenforceable for any reason, SRNB shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which may be permitted under applicable law.


     13.3. Notification. Promptly after receipt by any party to be indemnified pursuant to this sub-article (the "Indemnified Party") of notice of (i) any claim or (ii) the commencement of any action or proceeding, the Indemnified Party will give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. The Indemnifying Party shall have the right, at its option, to compromise or defend, by its own counsel, any such matter involving the Indemnified Party's asserted liability. In the event that the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. In any event, the Indemnifying Party shall have the right to participate in the defense of such asserted liability.


14.  MISCELLANEOUS.


     a. Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by Federal Express or similar overnight courier, or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

     To NVBancorp:                 To SRNB:

     North  Valley Bancorp         Six Rivers National Bank
     880 E. Cypress Avenue         402 "F" Street
     Redding, California 96002     Eureka, California 95501

     Telephone: (530) 221-8400     Telephone: (707) 443-8400
     Telecopier:(530)  222-1768    Telecopier:  (707) 443-3631


     With a copy to:                   With a copy to:

     Coudert Brothers                  McCutchen,Doyle, Brown & Enersen
     303 Almaden Blvd., Fifth Floor    Three  Embarcadero Center
     San Jose, California 95110-2721   San Francisco, California 94111

     Telephone: (408) 297-9982         Telephone: (415) 393-2000
     Telecopier: (408) 297-3191        Telecopier:(415) 393-2286

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.


          b. Knowledge. Whenever the term "knowledge" or "to the best knowledge" or words of similar import are used in this Agreement in connection with a party's representations and warranties, it shall mean the actual knowledge of a party after due inquiry of a party's directors and executive officers.


          c. Binding Agreement. This Agreement is binding upon and is for the benefit of NVBancorp, the Interim Bank and SRNB and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other party to this Agreement.


          d. Material Adverse Effect. As used in this Agreement, any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations of such entity and its subsidiaries taken as a whole, and the term "material adverse effect" means, with respect to any entity, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5 ("SFAS No. 5")) (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations of such entity and its subsidiaries taken as a whole (but does not include any such effect resulting from or attributable to any action or omission by NVBancorp or SRNB or any subsidiary of either of them taken with the prior written consent of the other parties hereto, in contemplation of the transactions contemplated hereby), or (ii) on the ability of such entity to perform its obligations hereunder on a timely basis.


          e. Survival of Representations and Warranties. No investigation by NVBancorp or SRNB made before or after the date of this Agreement shall affect the representations and warranties which are contained in this Agreement and such representations and warranties shall survive such investigation, provided that, except with respect to covenants, agreements and indemnification to be performed in whole or in part subsequent to the Effective Time of the Merger (as to which the related representations and warranties shall survive until their performance) which covenants, agreements and indemnification shall survive the Effective Time of the Merger, the representations, warranties, covenants and agreements of NVBancorp and SRNB contained in this Agreement shall terminate upon the Effective Time of the Merger.


          f. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          g. Attorneys' Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.


          h. Entire Agreement; Severability. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understandings of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understanding relating to the subject matter hereof, excluding that certain Confidentiality Agreement between the parties dated June 22, 1999. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.


          i. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


     IN  WITNESS  WHEREOF, NVBancorp and SRNB  have  caused  this
Agreement and Plan of Reorganization and Merger to be signed by their duly authorized officers as of the day and year first above written.



NORTH VALLEY BANCORP              SIX RIVERS NATIONAL BANK



By:   /s/   Michael J. Cushman    By:   /s/   Michael W. Martinez
            President and                     President and
            Chief Executive                   Chief Executive
            Officer                           Officer

 By:  /s/   J. M. Wells, Jr.      By:   /s/   Margie L. Plum
            Secretary                         Executive Vice
                                              President
                                              and Branch Administrator


L:\JGM\NVB-Six    Rivers\Plan    of    Reorganization     (Merger
Agreement)-Final of October 3, 1999.wpd